SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Soliciting Material Pursuant to §240.14a-12

W. P. Carey & Co. LLC
(Name of Registrant as Specified In Its Charter)

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April 29, 2011

Notice of Annual Meeting of Shareholders
To Be Held Thursday, June 16, 2011

Dear W. P. Carey & Co. LLC Shareholder:

The 2011 Annual Meeting of Shareholders of W. P. Carey & Co. LLC will be held at The Times Center, 242 West 41st Street, New York, NY 10018 on Thursday, June 16, 2011 at 4:00 p.m. for the following purposes:

•	Election of fourteen Directors for 2011;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as W. P. Carey & Co. LLC’s Independent Registered Public Accounting Firm for 2011;

•	Consideration of an advisory vote on executive compensation;

•	Consideration of an advisory vote on the frequency of votes on executive compensation; and

•	To transact such other business as may properly come before the meeting and any adjournment thereof.

Only shareholders who owned stock at the close of business on April 19, 2011 are entitled to vote at the meeting. W. P. Carey & Co. LLC mailed the attached Proxy Statement, proxy card and its Annual Report to shareholders on or about May 6, 2011.

By Order of the Board of Directors

Susan C. Hyde
Managing Director and Secretary

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You may vote your shares by using the telephone or through the Internet. Instructions for using these services are set forth on the enclosed proxy card. You may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it and mailing it in the business reply envelope provided. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

Important Notice Regarding Availability of Proxy Materials
For the 2011 Annual Meeting of Shareholders to Be Held on June 16, 2011

This Proxy Statement and the Annual Report to Shareholders
are available at www.proxyvote.com.

W. P. CAREY & CO. LLC

PROXY STATEMENT
APRIL 29, 2011

QUESTIONS & ANSWERS

The accompanying Proxy is solicited by the Board of Directors of W. P. Carey & Co. LLC, a Delaware limited liability company, for use at its annual meeting of shareholders (the “Annual Meeting”) to be held at The Times Center, 242 West 41st Street, New York, NY 10018 on Thursday, June 16, 2011 at 4:00 p.m., or any adjournment thereof. As used herein, “W. P. Carey & Co.,” the “Company,” “we,” and “us” refer to W. P. Carey & Co. LLC. References in this Proxy Statement to W. P. Carey & Co. LLC or the Company include W. P. Carey & Co. LLC’s affiliates and subsidiaries, except where the context otherwise indicates.

Who is soliciting my proxy?

The Directors of W. P. Carey & Co. LLC are sending you this Proxy Statement and enclosed proxy.

Why did I receive a Notice in the mail regarding the Internet availability of the proxy materials this year instead of a paper copy of the proxy materials?

We are using a rule of the Securities and Exchange Commission, known as the SEC, that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a Notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the Notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the Notice.

Why didn’t I receive a Notice about the Internet availability of the proxy materials?

We are providing some of our shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice about the Internet availability of the proxy materials.

How can I access the proxy materials over the Internet?

Your Notice about the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet.

How may I obtain a paper copy of the proxy materials?

Shareholders receiving a Notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on their Notice. All shareholders who do not receive the Notice will receive a paper copy of the proxy materials by mail.

Who is entitled to vote?

W. P. Carey & Co. LLC’s shareholders as of the close of business on April 19, 2011 (the “Record Date”) are entitled to vote at the Annual Meeting.

How do I vote?

You may vote your shares either by attending the Annual Meeting, by telephone, through the Internet, or by mail by following the instructions provided in the Notice or the printed copy of the proxy materials. If you hold your shares in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares. If you are a shareholder of record and received a printed copy of the proxy materials, to vote by proxy, sign and date the enclosed proxy card and return it in the enclosed envelope. If you return your proxy card but fail to mark your voting preference, your shares will be voted FOR each of the nominees listed in Proposal One, FOR the ratification of the appointment of the independent registered public accounting firm in Proposal Two, FOR the advisory vote related to executive compensation in Proposal Three, FOR the “once every three years” option regarding the frequency of future advisory votes on executive compensation, and in the discretion of the proxy holders if any other matter properly comes before the meeting. We suggest that you return a proxy even if you plan to attend the Annual Meeting.

May I revoke my proxy?

Yes, if you are a shareholder of record, you may revoke your proxy at any time before the meeting by notifying W. P. Carey & Co. LLC’s Secretary or submitting a new proxy, or by voting in person at the Annual Meeting. You should mail any notice of revocation of proxy to Susan C. Hyde, Secretary, W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, New York 10020.

How many shares may vote?

At the close of business on the Record Date, W. P. Carey & Co. LLC had 39,633,671 shares of its Common Stock outstanding and entitled to vote. Every shareholder is entitled to one vote for each share held.

What is a quorum?

A quorum is the presence, either in person or represented by proxy, of a majority of the shares entitled to vote at the meeting. There must be a quorum for the meeting to be held.

How many votes are required at the meeting for shareholder approval?

Assuming a quorum is present, with respect to the election of Directors, each share may be voted for as many individuals as there are Directors to be elected. A plurality of all the votes cast shall be sufficient to elect a Director. With respect to Proposal Two, the ratification of the appointment of our independent registered public accounting firm, the affirmative vote of a majority of the votes cast by the shareholders, in person or by proxy and entitled to vote, is necessary for approval. With respect to the advisory vote related to executive compensation in Proposal Three, the proposal is non-binding but the Board will review and consider the outcome of the vote when making future decisions on executive compensation. With respect to the frequency of future advisory votes related to executive compensation in Proposal Four, the proposal is also non-binding but the Board will consider the option that receives the greatest number of votes cast to be the preference of our shareholders. Abstentions and broker “non-votes,” which arise when a broker cannot vote on a particular matter because the matter is not routine and the beneficial owner of the shares has not given applicable instructions to the broker, are counted for quorum purposes but are not counted as votes for or against any matter. For these reasons, for any matter before the shareholders at the meeting, abstentions and broker “non-votes” have no effect on whether the votes cast at the meeting are enough for approval of the matter.

How will voting on shareholder proposals be conducted?

We do not know of any other matters that are likely to be brought before the meeting. However, if any other matters properly come before the Annual Meeting, your signed proxy gives authority to the persons named in the enclosed proxy to vote your shares on such matters in accordance with their best judgment to the extent permitted by applicable law.

Who will pay the cost for this proxy solicitation?

W. P. Carey & Co. LLC will pay the cost of preparing, assembling and mailing the Notice about Internet availability, this Proxy Statement, the Notice of Meeting and the enclosed proxy card. In addition to the solicitation of proxies by mail, we may utilize some of the officers and employees of our wholly-owned subsidiaries, Carey Asset Management Corp. and Carey Management Services, Inc. (who will receive no compensation in addition to their regular salaries), to solicit proxies personally and by telephone. Currently, we do not intend to retain a solicitation firm to assist in the solicitation of proxies. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and will reimburse such persons for their expenses in so doing.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, you and the other shareholders will elect fourteen Directors, each to hold office until the next annual meeting of shareholders except in the event of death, resignation or removal. If a nominee is unavailable for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee. Currently, the Board is unaware of any circumstances that would result in a nominee being unavailable. The Company’s Amended and Restated Limited Liability Company Agreement requires that the number of seats constituting the entire Board of Directors be at least five and no more than fifteen, with the exact number of seats to be determined from time to time by Board resolution. The current Board consists of twelve seats, with eleven directors and one vacancy as a result of the resignation of Gordon F. DuGan, the former Chief Executive Officer of the Company, in July 2010. At its March 2011 meeting, the Board increased the number of seats to fourteen effective as of the date of the Annual Meeting and nominated Axel K.A. Hansing, Dr. Richard C. Marston, and Nick J.M. van Ommen to fill the three open seats. Except for Messrs. Hansing, Marston and van Ommen, all of the nominees are now members of the Board of Directors.

Nominees for the Board of Directors

Unless otherwise specified, proxies will be voted for the election of the named nominees, each of whom was recommended by the Nominating and Corporate Governance Committee and approved by the Board. Detailed biographical and other information on each nominee for election to the Board of Directors is provided below. Following each nominee’s biographical information, we have provided information concerning the particular attributes, experience, and/or skills that have led the Board to determine that each nominee should serve as a Director. The Board recommends a vote FOR each of the nominees set forth below. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast by the shareholders is required to elect each nominee.

Wm. Polk Carey
AGE: 80
Director Since: 1996

Mr. Carey, Chairman of the Board of Directors of W. P. Carey & Co. LLC, has been active in lease financing since 1959 and a specialist in net leasing of corporate real estate property since 1964. Mr. Carey also serves as Chairman of the Board of Corporate Property Associates 14 (“CPA®:14”), Corporate Property Associates 15 (“CPA®:15”), Corporate Property Associates 16 — Global (“CPA®:16 — Global”) and Corporate Property Associates 17 — Global (“CPA®:17 — Global” and, together with CPA®:14, CPA®:15, and CPA®:16 — Global, the “CPA® REITs”), which are publicly owned, non-traded real estate investment trusts sponsored by the Company. He also served as the Co-Chief Executive Officer of W. P. Carey & Co. LLC, CPA®:14, CPA®:15 and CPA®:16 — Global from 2002 until March 2005 and as Chairman of the Board of Corporate Property Associates 12 (“CPA®:12”) from July 1993 to December 2006, when it merged into CPA®:14. Before founding W. P. Carey & Co., Inc. in 1973, he served as Chairman of the Executive Committee of Hubbard, Westervelt & Mottelay (subsequently Merrill Lynch Hubbard), head of Real Estate and Equipment Financing at Loeb Rhoades & Co. and Vice Chairman of the Investment Banking Board and Director of Corporate Finance of duPont Glore Forgan Inc. A graduate of the University of Pennsylvania’s Wharton School, Mr. Carey also received his Sc.D. honoris causa from Arizona State University, D.C.S. honoris causa from The City University of New York and D.C.L. honoris causa from the University of the South. He is a Trustee of The Johns Hopkins University and of other educational and philanthropic institutions. He serves as Chairman and a Trustee of the W. P. Carey Foundation and has served as Chairman of the Penn Institute for Economic Research. In the fall of 1999, Mr. Carey was Executive-in-Residence at Harvard Business School. Mr. Carey is the brother of Francis J. Carey, a Director. As founder, Chairman and principal shareholder of the Company, and through a long and distinguished record of business success and philanthropic activities, Mr. Carey’s demonstrated leadership skills, business expertise, and commitment to community service provides strong leadership for the Board and critical thinking with respect to the Company’s strategy and performance and helps ensure that shareholder interests are well represented during Board deliberations.

Trevor P. Bond
AGE: 49
Director Since: 2007

Mr. Bond has served as President and Chief Executive Officer of W. P. Carey & Co. LLC and Chief Executive Officer of each of the CPA® REITs since September 2010, having served as Interim Chief Executive Officer since July 2010. Until his appointment as Interim Chief Executive Officer, Mr. Bond was a member of the Investment Committee, as described below. Mr. Bond served as an Independent Director and a member of the Audit Committees of CPA®:14, CPA®:15 and CPA®:16 — Global from February 2005 to April 2007. Mr. Bond also serves as Chairman of the Board of Directors of Carey Watermark Investors Incorporated (“CWI”), a publicly owned, non-listed real estate investment trust sponsored by the Company. Mr. Bond has been the managing member of a private investment vehicle investing in real estate limited partnerships, Maidstone Investment Co., LLC, since 2002. Mr. Bond served in several management capacities for Credit Suisse First Boston (“CSFB”) from 1992 to 2002, including: co-founder of CSFB’s Real Estate Equity Group, which managed approximately $3 billion of real estate assets; founding team member of Praedium Recovery Fund, a $100 million fund managing distressed real estate and mortgage debt; and as a member of the Principal Transactions Group managing $100 million of distressed mortgage debt. Prior to CSFB, Mr. Bond served as an associate to the real estate and finance departments of Tishman Realty & Construction Co. and Goldman Sachs & Co. in New York. Mr. Bond also founded and managed an international trading company from 1985 to 1987 that sourced industrial products in China for U.S. manufacturers. Mr. Bond received an M.B.A. from Harvard University. Mr. Bond brings to the Board over 25 years of real estate experience in several sectors, including finance, development, investment and asset management, across a range of property types, as well as direct experience in Asia. As Chief Executive Officer, Mr. Bond makes information and insight about the Company’s business directly available to the Directors in their deliberations. Mr. Bond is the son of the second husband of the daughter of the half sister of Wm. Polk Carey, the Company’s Chairman.

Francis J. Carey
AGE: 85
Director Since: 1996

Mr. Carey was elected in 2000 as Vice Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors of W. P. Carey & Co. LLC. Mr. Carey retired from his position as Vice Chairman in March 2005; he continues to serve as Chairman of the Executive Committee and as Chief Ethics Officer of the Company. Mr. Carey served as Chairman, Chief Executive Officer and a Director of Carey Diversified LLC, the predecessor of W. P. Carey & Co. LLC, from 1997 to 2000. From 1987 to 1997, Mr. Carey held various positions with W. P. Carey & Co., Inc., a company wholly-owned by Wm. Polk Carey, and its affiliates, including as President and a Director of W. P. Carey & Co., Inc. and as President and Director of CPA®:10, CIP® and CPA®:12, REITs organized by those entities. Mr. Carey also served as a Director of W. P. Carey & Co., Inc. from its founding in 1973 until 1997 and has been President and a Director of that company from 2000 to the present. He has also served since 1990 as President and a Trustee of the W. P. Carey Foundation. Prior to 1987, he was senior partner in Philadelphia, head of the real estate department nationally, and a member of the Executive Committee of Reed Smith LLP, a law firm. He also served as law secretary of the Supreme Court of Pennsylvania from 1950 to 1951 and as a member of the Executive Committee and Board of Managers of the Western Savings Bank of Philadelphia from 1972 until its takeover by another bank in 1982, and he is a former Chairman of the Real Property, Probate and Trust Section of the Pennsylvania Bar Association. He served as a member of the Board of Overseers of the School of Arts and Sciences at the University of Pennsylvania from 1983 to 1990. He has served as a Trustee of Germantown Academy in Fort Washington, Pennsylvania from 1961 to the present and as its President from 1966 to 1972. He has also served as a member of the Board of Trustees and Executive Committee of the Investment Program Association from 1990 to 2000, and as its Chairman from 1998 to 2000, and served on the Business Advisory Council of the Business Council for the United Nations from 1994 to 2002. He has served since 2002 on the Board of Trustees of the Maryland Historical Society and from 2006 to 2010 as a Vice President and a member of its Executive Committee. Mr. Carey has also served from 2004 to 2007 as Chairman and Senior Warden of St. Martin’s in the Field Episcopal Church in Biddeford Pool, Maine, and currently serves as its Warden at Large. He attended Princeton University, holds A.B. and J.D. degrees from the University of Pennsylvania, and completed executive programs in corporate finance and accounting at Stanford University Graduate School of Business and the Wharton School of the University of Pennsylvania. Mr. Carey is the brother of Wm. Polk Carey, the Company’s Chairman. In addition to his 40 years of legal experience, Mr. Carey brings to the Board extensive executive experience derived from serving as the chief executive and/or as a member of the executive committee at the corporations and other organizations noted above.

Nathaniel S. Coolidge*
AGE: 72
Director Since: 2002

Mr. Coolidge currently serves as Chairman of the Investment Committee. He has previously served as Chairman of the Audit Committee and is currently a member of that Committee. Mr. Coolidge, former Senior Vice President of John Hancock Mutual Life Insurance Company (“John Hancock”), retired in 1996 after 23 years of service. From 1986 to 1996, Mr. Coolidge headed the John Hancock Bond and Corporate Finance Department, which was responsible for managing its entire fixed income investments portfolio. Prior to 1986, Mr. Coolidge served as Second Vice President and Senior Investment Officer of John Hancock. Mr. Coolidge is a graduate of Harvard University and served as a U.S. Naval officer. Mr. Coolidge brings to the Board over 30 years of experience analyzing corporate credits, including ten years as the head of a department managing more than $20 billion of private placements, public bonds, and private equity securities.

Eberhard Faber, IV*
AGE: 74
Director Since: 1998

Mr. Faber currently serves as Chairman of the Nominating and Corporate Governance Committee. Mr. Faber held various posts with Eberhard Faber Inc., the worldwide manufacturer of writing products and art supplies, serving as Chairman and Chief Executive Officer from 1973 until 1987, when the company merged into Faber-Castell Corporation. He served as a Director of the Federal Reserve Bank of Philadelphia from 1980 to 1986, chairing its Budget and Operations Committee, and was Chairman of the Board of Citizen’s Voice Newspaper from 1992 to 2002. Currently, he is an emeritus director of PNC Bank, N.A., where he served as a member of the Northeast Pennsylvania Advisory Board of PNC Bank, N.A. from 1998 to 2011 and as a Director from 1994 to 1998, and a Trustee of the Geisinger Wyoming Valley Hospital and the Eberhard L. Faber Foundation. He was a Borough Councilman of Bear Creek Village from 1994 to 2005. In addition to graduating from Princeton University magna cum laude, he was a member of Phi Beta Kappa while serving as Chairman of The Daily Princetonian, and was a Fulbright Scholar and teaching fellow at the University of Caen in France. Mr. Faber also served as a Director of First Eastern Bank from 1986 to 1992 and as the Chairman of the Board from 1992 to 1994, when the bank was sold to PNC Bank, N.A. He also served as Chairman of the Board of King’s College in Wilkes-Barre, Pennsylvania from 1996 through 2011. Mr. Faber brings to the Board extensive business, corporate governance and financial expertise and experience.

Benjamin H. Griswold, IV*
AGE: 70
Director Since: 2006

Mr. Griswold currently serves as Lead Director and Chairman of the Compensation Committee. Mr. Griswold is a partner and chairman of Brown Advisory, a Baltimore-based firm providing asset management and strategic advisory services in the U.S. and abroad. Prior to joining Brown Advisory as senior partner in March 2005, Mr. Griswold had served as Senior Chairman of Deutsche Bank Securities Inc. He had served as Senior Chairman of Deutsche Banc Alex. Brown, the predecessor of Deutsche Bank Securities Inc., since the acquisition of Bankers Trust by Deutsche Bank in 1999. Mr. Griswold began his career at Alex. Brown & Sons in 1967, and became a partner of the firm in 1972. He headed the company’s research department, equity trading and equity division prior to being elected Vice Chairman of the Board and Director in 1984, and Chairman of the Board in 1987. Upon the acquisition of Alex. Brown by Bankers Trust New York Corporation in 1997, he became Senior Chairman of BT Alex. Brown. Mr. Griswold is a member of the boards of Stanley Black & Decker, Baltimore Life Insurance, and Flowers Foods. A former Director of the New York Stock Exchange, he is active in civic affairs in the Baltimore area and serves on the board of Johns Hopkins University and heads the endowment board of the Baltimore Symphony Orchestra. Mr. Griswold received his B.A. from Princeton University, his M.B.A. from Harvard University and served as a U.S. Army officer. Mr. Griswold brings to the Board 44 years of experience in the investment business, first as an investment banker (38 years) and then as an investment advisor (6 years). He has extensive experience with and understanding of capital markets as well as security analysis and valuation. His board experience and his past experience as a director of the New York Stock Exchange give him a detailed understanding of corporate governance in general and audit, compensation, governance, and finance committee functions in particular.

Dr. Lawrence R. Klein*
AGE: 90
Director Since: 1998

Dr. Klein currently serves as Chairman of the Economic Policy Committee. He is Benjamin Franklin Professor Emeritus of Economics and Finance at the University of Pennsylvania and its Wharton School, having joined the faculty of the University in 1958. Dr. Klein is a holder of earned degrees from the University of California at Berkeley and the Massachusetts Institute of Technology, and he has been awarded the Alfred Nobel Memorial Prize in Economic Sciences as well as a number of honorary degrees. Founder of Wharton Econometric Forecasting Associates, Inc., Dr. Klein has been counselor to various corporations, governments and government agencies, including WealthEffect.com, the Federal Reserve Board and the President’s Council of Economic Advisors. Dr. Klein joined W. P. Carey & Co., Inc. in 1984 as Chairman of the Economic Policy Committee and as a Director. He also serves as a Trustee of the W. P. Carey Foundation. Dr. Klein serves as a Director of a software company, Prognoz, in Washington, D.C. Dr. Klein is one of the world’s foremost economists and brings to the Board extensive knowledge of a variety of economic issues.

Robert E. Mittelstaedt, Jr.*
AGE: 67
Director Since: 2007

Mr. Mittelstaedt currently serves as the Chairman of the Strategic Planning Committee. Mr. Mittelstaedt has served as dean of the W. P. Carey School of Business at Arizona State University since June 2004. He also serves on the Boards of Directors of Innovative Solutions & Support, Inc. and Laboratory Corporation of America Inc. Between 1973 and 2004, Mr. Mittelstaedt served in numerous positions at The Wharton School, most recently as Vice Dean, Executive Education, and Director of the Aresty Institute of Executive Education. From 1985-1990 he co-founded, developed and sold Intellego, Inc., a company engaged in practice management, systems development and service bureau billing operations in the medical industry. He formerly served as a member of the corporate Boards of Directors of: A.G. Simpson Automotive, Inc., Dresser Insurance, Inc., HIP Foundation, Inc. and Intelligent Electronics, Inc. Mr. Mittelstaedt received his B.S. (Mechanical Engineering) from Tulane University and his MBA from the Wharton School at the University of Pennsylvania. Mr. Mittelstaedt brings to the Board over 30 years of strategic planning experience covering a range of businesses. He also brings extensive corporate governance expertise, having developed and taught courses on corporate governance matters for over 18 years.

Charles E. Parente*
AGE: 70
Director Since: 2006

Mr. Parente currently serves as Chairman of the Audit Committee. Mr. Parente also serves as Chief Executive Officer of Pagnotti Enterprises, Inc., a diversified holding company whose primary business includes workers’ compensation insurance, real estate, anthracite coal mining preparation and sales, and as Chairman and CEO of CP Media, LLC, a holding company that owns broadcast television stations. From 1988 through 1993, he served as President and CEO of C-TEC Corporation, a telecommunications and high-technology company. From 1970 through 1987, Mr. Parente was CEO and Managing Partner of Parente Randolph, LLC, the leading independent accounting and consulting firm in Pennsylvania and among the top 30 in the country. Before this, from 1962 through 1970, he was a Principal at Deloitte, Haskins & Sells, a public accounting firm. Mr. Parente is a member of the Board of Directors of: Sordoni Construction Services, Inc., a commercial construction and real estate development company; Circle Bolt & Nut Co., a distributor of industrial products; and Frank Martz Coach Co. & Subsidiaries, a diversified transportation company. Mr. Parente also served as a Director of Community Bank System, Inc., a bank holding company, and its affiliated bank, Community Bank, N.A., from May 2004 through December 2010. He is active with various civic and community organizations, is past Chairman of the Board of Directors of the Wyoming Valley Health Care System, Inc. and is a board member of The Luzerne Foundation and King’s College, where he also served as Chairman from 1989 through 1998. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. He graduated cum laude from King’s College in Wilkes-Barre, PA. Mr. Parente served as a director of CPA®:12, CPA®:14 and CPA®:15 from 2003 until 2006 and was a member of the Board of Directors of Bertels Can Company, a private manufacturer of metal cans for the gift industry, from 1993 to 2006. Mr. Parente brings to the Board extensive knowledge of accounting matters as well as executive experience.

Dr. Karsten von Köller*
AGE: 71
Director Since: 2003

Dr. von Köller is currently Chairman of Lone Star Germany GmbH. He also serves as Chairman of the Supervisory Boards of Düsseldorfer Hypothekenbank AG and MHB Bank AG. He is also Vice Chairman of the Supervisory Boards of IKB Deutsche Industriebank AG, where he is a member of the Audit Committee, and Corealcredit Bank AG. Dr. von Köller was Chief Executive Officer of Eurohypo AG until 2003. He was also Chairman and a Member of the Board of Managing Directors of Allgemeine HypothekenBank Rheinboden AG from December 2005 until December 2006 and a director of FranconoWest AG, a residential real estate trust in Germany, from August 2007 until May 2008. Dr. von Köller brings to the Board Europe-wide experience in financing commercial real estate transactions as well as international bond market experience.

Reginald Winssinger*
AGE: 68
Director Since: 1998

Mr. Winssinger is founder and Chairman of National Portfolio, Inc., an Arizona-based firm involved in acquisition, financing, management and construction of commercial, multi-family, industrial and land development real estate projects. He spent ten years at the Winssinger family real estate company, a third-generation Belgian real estate enterprise, before coming to the United States in 1979 to expand their investment activity. Over a 20-year period he created and managed a $500 million portfolio of U.S. real estate investment for U.S. and European investors. He later formed Horizon Real Estate Group, Inc., doing business as NAI Horizon in Phoenix, Arizona, a full service real estate firm providing brokerage, property management, construction management and real estate consulting services. He also serves as a Director of Carey Storage Asset Management, LLC, a subsidiary of the Company. Mr. Winssinger currently manages multiple companies with real estate investments primarily in Arizona, California and Texas. He also serves as a Director of Pierce-Eislen, Inc., and is the Honorary Consul of Belgium to Arizona. He attended the Sorbonne and is an alumnus of the University of California at Berkeley. Mr. Winssinger brings extensive experience in real estate, having worked in the industry for over 45 years. During his career, he has developed or managed several million square feet in residential and commercial real estate.

Axel K.A. Hansing*
AGE: 68
Nominee

Mr. Hansing is a Partner at Coller Capital, Ltd., a global leader in the private equity secondary market, and is responsible for the origination, execution and monitoring of investments. Prior to joining Coller Capital in 2000, Mr. Hansing was Chief Executive Officer of Hansing Associates, a corporate finance boutique, which he founded in 1994. He was previously Managing Director of Equitable Capital Management (New York and London), head of the International Division of Bayerische Hypotheken und Wechsel-Bank in Munich and New York, and spent four years with Merrill Lynch International Banking in London and Hong Kong. Mr. Hansing attended the Advanced Management Program at Harvard Business School. Mr. Hansing has served as a member of the Investment Committee since September 2008 and a member of the board of directors of W. P. Carey International LLC (“WPCI”, as described below) since December 2008. Mr. Hansing brings to the Board over 35 years of experience in international corporate real estate and investment banking, including private equity investment both as a General Partner and a Limited Partner.

Dr. Richard C. Marston*
AGE: 68
Nominee

Dr. Marston is the James R.F. Guy Professor of Finance and Economics at the Wharton School of the University of Pennsylvania, having joined the faculty of the University in 1972. Dr. Marston holds degrees from Yale College (summa cum laude), Oxford University (where he was a Rhodes Scholar), and Massachusetts Institute of Technology (PhD), and has been awarded numerous honors, fellowships and grants throughout the United States, Europe and Asia. Dr. Marston has been a consultant on foreign exchange and international finance to government agencies like the U.S. Treasury and the Federal Reserve and the International Monetary Fund and has advised firms such as Citigroup, JP Morgan, and Morgan Stanley on investment policy. He currently serves as an advisor to Morgan Stanley’s Portfolio Advisory Services and is also an advisor to several family offices. Dr. Marston has served as a member of the Investment Committee since September 2010 and a member of the board of directors of WPCI since June 2009. Dr. Marston brings to the Board close to four decades of financial and economic industry experience.

Nick J.M. van Ommen*
AGE: 64
Nominee

Mr. van Ommen served as Chief Executive Officer of the European Public Real Estate Association (EPRA) from 2000 to 2008, promoting, developing and representing the European public real estate sector. He has over three decades of financial industry experience, serving in various roles in the banking, venture capital and asset management sectors. Mr. van Ommen currently serves on the supervisory boards of several companies, including Babis Vovos International Construction SA, a listed real estate company in Greece, Intervest Retail and Intervest Offices, listed real estate companies in Belgium, BUWOG / ESG, a residential leasing and development company in Austria, and IMMOFINANZ, a listed real estate company in Austria. Mr. van Ommen has served as a member of the Investment Committee since September 2008 and a member of the board of directors of WPCI since December 2008. Mr. van Ommen brings to the Board over 30 years of financial and real estate experience, particularly in Europe.

* Independent Director/Nominee

Committees of the Board of Directors

Members of the Board of Directors have been appointed to serve on various committees of the Board of Directors. The Board of Directors has currently established a Compensation Committee, an Audit Committee, and a Nominating and Corporate Governance Committee, the functions of which are summarized below. The Board of Directors has also established an Executive Committee, which has the authority, subject to certain limitations, to exercise the powers of the Board of Directors during intervals between meetings of the full Board of Directors, an Economic Policy Committee, which is available to render advice on economic policy matters affecting the Company, and a Strategic Planning Committee, which reviews and oversees the Company’s strategic planning processes.

•	Compensation Committee. The Compensation Committee’s responsibilities include setting compensation principles that apply generally to Company employees; reviewing and making recommendations to the Board of Directors with respect to compensation for Directors; reviewing the compensation structure for all current key executives, including incentive compensation plans and equity-based plans; reviewing goals and objectives relevant to Executive Officers’ compensation, evaluating the Executive Officers’ performance and approving their compensation levels and annual and long-term incentive awards; and reviewing and approving the number of shares, price per share and period of duration for stock grants under any approved share incentive plan. There were five Compensation Committee meetings held during 2010.

•	Audit Committee. The Audit Committee has been established to assist the Board of Directors in monitoring the integrity of the financial statements and management’s report of internal controls over financial reporting of the Company, the compliance by the Company with legal and regulatory requirements and the independence, qualifications and performance of the Company’s internal audit function and Independent Registered Public Accounting Firm. Among the responsibilities of the Audit Committee are to engage an Independent Registered Public Accounting Firm, review with the Independent Registered Public Accounting Firm the plans and results of the audit engagement, approve professional services provided by the Independent Registered Public Accounting Firm, review the independence of the Independent Registered Public Accounting Firm and consider the range of audit and non-audit fees. The Committee ratifies the engagement of the internal auditors and reviews the scope of their internal audit plan. The Committee also reviews and discusses with management the internal auditors and the Independent Registered Public Accounting Firm, the Company’s internal controls and reviews the results of the internal audit program. There were eight Audit Committee meetings held during 2010.

•	Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including monitoring implementation of W. P. Carey & Co. LLC’s corporate governance policies. In addition, the Committee develops and reviews background information for candidates for the Board of Directors, including those recommended by shareholders, and makes recommendations to the Board regarding such candidates. The Nominating and Corporate Governance Committee met four times during 2010.

The Board has adopted written charters for each of the Compensation, Audit, and Nominating and Corporate Governance Committees, each of which can be viewed on our website, www.wpcarey.com, under the heading “Investor Relations.”

Certain members of the Board are also members of the Investment Committee of Carey Asset Management, a subsidiary of the Company that provides advisory services to the CPA® REITs and may also provide services to the Company. Before a property is acquired by a CPA® REIT, the transaction is reviewed by the Investment Committee to ensure that it satisfies the relevant CPA® REIT’s investment criteria. The Investment Committee is not directly involved in originating or negotiating potential investments but instead functions as a separate and final step in the investment process. In addition, the Investment Committee, at the request of our Board of Directors or Executive Committee, may also review any initial investment in which W. P. Carey & Co. LLC proposes to engage directly. Current Directors of W. P. Carey & Co. LLC who also serve on the Investment Committee are Messrs. Coolidge (Chairman), Klein and von Köller. Messrs. Hansing, Marston, and van Ommen, nominees for election as Directors at the Annual Meeting, are also current directors of Carey Asset Management and its Investment Committee.

BOARD COMMITTEE MEMBERSHIP ROSTER

							Nominating and		Economic		Strategic
Name	Executive		Compensation		Audit		Corporate Governance		Policy		Planning

Wm. Polk Carey	X										X
Trevor P. Bond(1)	X
Francis J. Carey	X	*
Nathaniel S. Coolidge	X				X
Eberhard Faber, IV	X		X		X		X	*	X		X
Benjamin H. Griswold, IV	X		X	*			X				X
Lawrence R. Klein							X		X	*
Robert E. Mittelstaedt, Jr.(2)							X				X	*
Charles E. Parente**			X		X	*					X
Karsten von Köller					X				X
Reginald Winssinger			X				X

(1)	Mr. Bond has been elected by the Board of Directors to join the Strategic Planning Committee effective as of the Annual Meeting.

(2)	Mr. Mittelstaedt has been elected by the Board of Directors to join the Audit Committee effective as of the Annual Meeting.

*	Chairman of Committee

**	Financial Expert

The Board of Directors has determined that none of the Directors who currently serve on the Compensation, Audit, or Nominating and Corporate Governance Committees has a relationship to W. P. Carey & Co. LLC that may interfere with his independence from W. P. Carey & Co. LLC and its management, and therefore all such Directors are “independent” as defined in the Listing Standards of the New York Stock Exchange, which we also refer to in this Proxy Statement as the Exchange. Directors who serve on the Audit Committee also satisfy the SEC’s standards for audit committee membership.

Board Meetings and Directors’ Attendance

There were four regular and five special Board meetings held in 2010, and each Director attended at least seventy-five percent of the aggregate of such meetings and of the meetings held during the year by the Committees of which he was a member. Under our Corporate Governance Guidelines, each Director is required to make every effort to attend each Board meeting and applicable Committee meetings, except in unavoidable circumstances. Although there is no specific policy regarding Director attendance at meetings of shareholders, Directors are invited and encouraged to attend. All Directors attended the annual meeting of shareholders held on June 10, 2010.

In July 2010, the Board of Directors elected Benjamin H. Griswold, IV as Lead Director, replacing Eberhard Faber, IV, who had served as Lead Director since December 2006. The primary responsibility of the Lead Director is to preside over periodic executive sessions of the Board in which management Directors and other members of management do not participate.

Board Leadership Structure and Risk Oversight

The Board of Directors has adopted a structure whereby the founder and principal shareholder of the Company, Mr. Wm. Polk Carey, is the Chairman of the Board. The Board believes that having Mr. Carey as Chairman provides strong leadership for the Board and critical thinking with respect to the Company’s strategy and performance and helps ensure that shareholder interests are well represented during Board deliberations. The Company’s Chief Executive Officer, Trevor P. Bond, is also a member of the Board of Directors. The Board considers the Chief Executive Officer’s participation to be important to make information and insight about the Company’s business and its operations directly available to the Directors in their deliberations. Finally, the Board feels that, as a former

Chairman of the Board, Mr. Griswold is well-suited to lead independent sessions of the Board in his capacity as Lead Director.

The Board believes that risk oversight is the responsibility of the Board as a whole and not of any one of its committees. The Board periodically reviews the processes established by management to identify and manage risks, communicates with management about these processes and receives regular reports from each of its committees concerning, among other things, risks arising within its areas of responsibility.

Compensation of the Board of Directors

W. P. Carey & Co. LLC pays its Directors who are not its officers or employees or retired officers or employees fees for their services as Directors. We refer to these individuals in this proxy statement as Independent Directors or Non-Employee Directors. For 2010, Independent Director annual compensation included: a cash annual retainer of $50,000; meeting attendance fees of $1,500 per regular quarterly meeting (including telephonic meetings); meeting attendance fees of $1,500 per committee meeting for members of the Audit, Compensation, and Nominating and Corporate Governance Committees (including telephonic meetings); and an automatic annual grant of restricted stock units, or RSUs, with a grant date fair value of $50,000, which are immediately vested but are required to be deferred until the Director completes his or her service on the Board. The RSUs granted to the Directors are also referred to in this Proxy Statement as Director RSUs. During 2010, the Compensation Committee requested that its independent compensation consultants, Towers Watson and Company, conduct a review of the compensation of the Board and Committee members as part of its periodic review of such practices. Based on the results of that review and the advice of Towers Watson and Company (“Towers Watson”), in January 2011 the Compensation Committee recommended, and the Board approved, that, in order to realign total compensation levels with the median of the Company’s peer group, the grant date fair value of the annual grant of Director RSUs awarded to each Director should be increased to $70,000 effective as of July 1, 2011, which is the next scheduled grant date for such RSUs after the Annual Meeting. This adjustment was also intended to recognize the increased work and greater responsibilities assumed by the Board in 2010 and 2011. No other changes were made to the director compensation structure for 2011.

Mr. Griswold receives an additional $10,000 per year for serving as the Chairman of the Compensation Committee and $10,000 per year for serving as a member of the Executive Committee. He will also receive $10,000 per year for serving as Lead Director, of which he received $2,500 in 2010. Mr. Parente receives an additional $10,000 per year for serving as Chairman of the Audit Committee. Mr. Faber receives an additional $10,000 per year for serving as Chairman of the Nominating and Corporate Governance Committee, and $10,000 per year for serving as a member of the Executive Committee, and he received $7,500 in 2010 for serving as Lead Director through July. Mr. Mittelstaedt receives an additional $10,000 per year for serving as Chairman of the Strategic Planning Committee. All of such fees are payable in cash quarterly. Directors Coolidge, Klein, and von Köller, as well as Director Nominees Hansing, Marston, and van Ommen, are also members of the Investment Committee of Carey Asset Management, and each receives a fee of $1,500 per Investment Committee meeting attended. Mr. Coolidge receives an additional $20,000 per year for serving as Chairman of the Investment Committee and $10,000 per year for serving as a member of the Executive Committee. Effective as of March 2011, the Compensation Committee recommended, and the Board approved, that Mr. Coolidge receive an additional $1,500 fee for each transaction approved by him as Chairman of the Investment Committee pursuant to authority previously delegated to him by such committee, within specified parameters, to approve transactions valued at less than $10 million and a fee of $1,500 per quarter to approve transactions under an ongoing build-to-suit program that is being funded by CPA®:17 — Global. In addition, Directors Klein, von Köller, and Winssinger, as well as Director Nominees Hansing, Marston, and van Ommen, are members of the Board of Directors of WPCI, a subsidiary of the Company that structures net lease transactions on behalf of the CPA® REITs outside of the United States, for which service they receive $10,000 in annual fees. Each of Mr. von Köller and Mr. Van Ommen receive an additional $20,000 in fees per year for serving on the Board of Directors of W. P. Carey & Co. BV, a Netherlands subsidiary of the Company that manages international assets for the Company as well as the CPA® REITs. Mr. Winssinger is a member of the Board of Directors of Carey Storage Asset Management, a subsidiary of the Company, and he receives an additional $25,000 per year for such Board service. Messrs. Wm. Polk Carey, Francis J. Carey, and Bond, who are officers or employees of W. P. Carey & Co. LLC and/or its subsidiaries, are also

Directors and are not paid any Director fees, although Mr. Bond received fees as a Director during 2010 until his appointment as Interim Chief Executive Officer in July, which are reflected in the table below. The compensation received by Messrs. Wm. Polk Carey and Bond as officers of the Company is discussed in the compensation tables for Executive Officers below. Mr. Francis J. Carey, who serves as the Company’s Chief Ethics Officer in addition to serving as the Chairman of the Executive Committee, receives an annual salary of $200,000 from the Company.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of the individuals who served as Independent Directors during 2010:

	Fees Earned or Paid in Cash		Stock Awards(1)	Total
Name	($)		($)	($)

Trevor P. Bond	64,472	(2)	50,007	114,479
Nathaniel S. Coolidge	126,500		50,007	176,507
Eberhard Faber, IV	101,500		50,007	151,507
Benjamin H. Griswold, IV	92,000		50,007	142,107
Lawrence R. Klein	88,500		50,007	138,507
Robert E. Mittelstaedt, Jr.	73,500		50,007	123,507
Charles E. Parente	84,000		50,007	134,007
Karsten von Köller	102,500		50,007	152,507
Reginald Winssinger	103,000		50,007	153,007

(1)	Amounts reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standings Codification Topic 718 (“FASB ASC Topic 718”) with respect to awards of Director RSUs received in 2010. There were no option awards, non-equity incentive compensation or nonqualified deferred compensation granted to the Directors during 2010. For each of the Directors, the grant date fair value of each Director RSU, computed in accordance with FASB ASC Topic 718, was $27.06 on July 1, 2010. The assumptions on which these valuations are based are set forth in Note 15 to the consolidated financial statements included in the 2010 Form 10-K.

(2)	Reflects fees paid to Mr. Bond as a Independent Director through July 6, 2010, when he was appointed by the Board as Interim Chief Executive Officer of the Company, including $25,694 of his annual cash retainer, $16,500 in meeting fees, $12,000 for serving on the Investment Committee of Carey Asset Management, $5,139 for serving on the Board of WPCI, and $5,139 for serving on the Advisory Committee of WPI Asia.

The following table reflects Independent Director restricted stock awards, or RSAs, options, and Director RSUs outstanding and held by the individuals listed in the previous table as of December 31, 2010:

	Total RSAs	Total RSU	Total Option
	Unvested	Awards(1)	Awards Vested
	(#)	(#)	(#)
Trevor P. Bond(2)	270	5,285	4,000
Nathaniel S. Coolidge	270	5,285	4,000
Eberhard Faber, IV	270	5,285	0
Benjamin H. Griswold, IV	270	5,285	4,000
Lawrence R. Klein	270	5,285	0
Robert E. Mittelstaedt, Jr.	270	5,285	4,000
Charles E. Parente	270	5,285	4,000
Karsten von Köller	270	5,285	4,000
Reginald Winssinger	270	5,285	0

(1)	Director RSUs were immediately vested when granted, but the payout of the underlying shares of Common Stock, which occurs on a one-for-one basis, was required to be deferred until the Director completes his service on the Board.

(2)	Mr. Bond ceased to be an Independent Director on July 6, 2010, when he was appointed by the Board as Interim Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date by each of W. P. Carey & Co. LLC’s nominees for election as Director, each of the named executive officers listed in the Summary Compensation Table below (“NEOs”), all Directors and Executive Officers as a group, and each person known to the Company to own beneficially more than 5% of the Common Stock. Fractional shares are rounded to the nearest full share. The business address of each of the Directors listed is c/o W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020. Except as noted below, none of the shares has been pledged as collateral.

	Amount of Shares
Name of Beneficial Owner	Beneficially Owned(1)	Percentage of Class

Wm. Polk Carey(2)(3)	11,894,883	29.87%
Trevor P. Bond(2)(4)(5)	28,704	*
Francis J. Carey(2)(6)	500,999	1.26%
Nathaniel S. Coolidge(4)	14,401	*
Gordon F. DuGan(7)	92,052	*
Mark J. DeCesaris(2)(8)	116,604	*
Eberhard Faber, IV(9)	38,760	*
Benjamin H. Griswold, IV(4)(10)	163,684	*
Axel K.A. Hansing	0	—
Dr. Lawrence R. Klein	8,837	*
Dr. Richard C. Marston	0	—
John D. Miller(2)	13,895	*
Robert E. Mittelstaedt, Jr.(4)	15,444	*
Charles E. Parente(4)	48,038	*
Nick J.M. van Ommen	5,450	*
Dr. Karsten von Köller(4)	9,917	*
Reginald Winssinger	24,055	*
Thomas E. Zacharias(2)(11)	331,263	*
All Director and Executive Officers as a Group (14 individuals)	13,209,484	32.89%

*	Less than 1%

(1)	Beneficial ownership has been determined in accordance with the rules of the SEC and includes shares that each individual (or the Group) has the right to acquire within 60 days as well as vested Director RSUs, LTIP RSUs, and Rollover RSUs, as defined below, where payout of the underlying shares has been deferred. Except as noted, and except for any community property interest owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of which they are identified as being the beneficial owners.

(2)	The amounts shown include 991 shares that the individual has the right to acquire within 60 days under the Company’s employee stock purchase plan, or ESPP, assuming each individual purchases the maximum number of shares he is eligible to purchase and assuming a per-share purchase price of $25.22 (based on 85% of the price of the Common Stock on the first day of trading under the semi-annual purchase period pursuant to the terms of the ESPP as more fully described under “Equity Compensation Plan Information” below).

(3)	The amount shown includes 7,114,735 shares held by W. P. Carey & Co., Inc. and 85,671 shares held by Carey Asset Management Corp., both of which Mr. Wm. Polk Carey is deemed to beneficially own, and includes 192,796 shares that Mr. Carey has the right to acquire through the exercise of stock options within 60 days under the Company’s 1997 Share Incentive Plan. Mr. Carey disclaims beneficial ownership of the shares owned by Carey Asset Management Corp. The amount shown also includes 1 million shares that have been pledged in a margin account.

(4)	The amount shown includes 4,000 shares this Director has the right to acquire through the exercise of stock options within 60 days under the 1997 Non-Employee Director Plan.

(5)	The amount shown includes 1,700 shares owned by Mr. Bond’s spouse.

(6)	The amount shown includes 864 shares that Mr. Francis J. Carey has the right to acquire through the exercise of stock options within 60 days under the 1997 Share Incentive Plan and a total of 241,884 shares held in three grantor retained annuity trusts. The amount shown also includes 181,429 shares that have been pledged in a margin account.

(7)	The amount shown includes 680 shares that Mr. DuGan has the right to acquire through the exercise of PEP options, as defined below, under the 1997 Share Incentive Plan.

(8)	The amount shown includes 75,000 shares that Mr. DeCesaris has the right to acquire through the exercise of stock options within 60 days under the 1997 Share Incentive Plan. The amount shown also includes 35,112 shares that have been pledged in a margin account.

(9)	The amount shown includes 4,675 shares held by the Faber Family Trust, of which Mr. Faber is a trustee and a beneficiary, and 1,100 shares owned by Mr. Faber’s spouse. It also includes 400 shares owned by his niece held in an account for which Mr. Faber has investment authority but with regard to which he disclaims beneficial ownership. It does not include 1,590 shares held by the Faber Foundation.

(10)	The amount shown includes 33,000 shares held by the Benjamin H. Griswold, III Marital Trust and 16,500 shares held by the Benjamin H. Griswold, III Grandchildren’s Trust, of which Mr. Griswold is a trustee, and 2,000 shares owned by Mr. Griswold’s spouse.

(11)	The amount shown includes 227,292 shares that Mr. Zacharias has the right to acquire through the exercise of stock options within 60 days under the 1997 Share Incentive Plan and 17,000 shares owned by Mr. Zacharias’ spouse. Mr. Zacharias disclaims beneficial ownership of the shares owned by his spouse.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information regarding the Company’s equity compensation plans as of December 31, 2010:

	Number of Securities
	to be Issued		Weighted-Average		Number of Securities
	Upon Exercise of		Exercise Price of		Remaining Available for
	Outstanding Options,		Outstanding Options,		Future Issuance Under
Plan Category	Warrants and Rights		Warrants and Rights		Equity Compensation Plans

Equity compensation plans approved by security holders	2,748,079	(1)	$28.62	(2)	3,794,908	(3)
Equity compensation plans not approved by security holders	0		0		0

(1)	Reflects outstanding options, RSUs, and performance share units, or PSUs, issued to officers and employees under the 1997 Share Incentive Plan and the 2009 Share Incentive Plan. For PSUs, which may or may not vest in varying amounts depending on the achievement of specified performance criteria, the Target Amount, which at the date of grant was the expected future payment, aggregating, 435,811 PSUs, was used; the Maximum Amount that can be issued would be 1,307,432 (although, for PSUs granted in 2008, the actual payout level achieved was the Threshold Amount, which is equal to 50% of the Target Amount, and not the Maximum Amount). Amounts shown do not include dividend equivalents to be paid on PSUs, which are reinvested in shares of Common Stock at the end of the relevant performance cycle but only to the extent the PSUs vest. Also reflects RSUs granted to directors under the 2009 Non-Employee Directors’ Incentive Plan.

(2)	RSUs and PSUs are settled in shares of Common Stock on a one-for-one basis and accordingly do not have a Weighted-Average Exercise Price. The Weighted-Average Exercise Price shown is for outstanding options only.

(3)	Includes: 3,381,356 shares of Common Stock issuable under the 2009 Share Incentive Plan, which may be issued upon the exercise of stock options, as restricted stock, upon vesting of RSUs or PSUs, or as other stock based awards; 277,435 shares issuable under the 2009 Non-Employee Director Incentive Plan, which may be issued upon the exercise of stock options, upon vesting of RSUs or as restricted stock; and 136,117 shares issuable under the ESPP. Under the terms of the ESPP, eligible employees may purchase shares semi-annually with up to a maximum of 10% of eligible compensation (or $25,000, if less). The purchase price is 85% of the lower of the market price of the Company’s stock on the first and last day of each semi-annual purchase period. The terms of the ESPP do not limit the aggregate number of shares subject to purchase by all participants during any one purchase period.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that Directors, Executive Officers and persons who are the beneficial owners of more than 10% of our shares file reports of their ownership and changes in ownership of our shares with the SEC and to furnish us with copies of all such Section 16 reports that they file. Based upon a review of the copies of such reports furnished to us as filed with the SEC and other written representations that no other reports were required to be filed during the year, W. P. Carey & Co. LLC believes that our Directors, Executive Officers and beneficial owners of 10% or more of our shares were in compliance with the reporting requirements of Section 16(a) of the Exchange Act during 2010, except that Trevor P. Bond, our Chief Executive Officer, filed a report one day late regarding an open market purchase of 5,000 shares in December 2010.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

From the Company’s inception, it has engaged the firm of PricewaterhouseCoopers LLP as its Independent Registered Public Accounting Firm. For 2011, the Audit Committee has again engaged PricewaterhouseCoopers LLP as the Company’s independent auditors. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement, if he or she desires to do so, and to respond to appropriate questions from shareholders.

Although shareholder ratification of PricewaterhouseCoopers LLP’s appointment is not required by the Company’s bylaws or otherwise, the Company’s Board of Directors is submitting the ratification of PricewaterhouseCoopers LLP’s appointment for the year 2011 to the Company’s shareholders. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the year 2011 but will not be obligated to terminate the appointment. Even if the shareholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if the Committee determines that such a change would be in the Company’s interests.

Vote Required

The ratification of PricewaterhouseCoopers LLP’s appointment requires the affirmative vote of a majority of the votes actually cast by shares present in person or represented by proxy at the Annual Meeting, a quorum being present. An abstention from voting on a matter will not be considered a vote cast on the matter, will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of a vote for or against the proposal. If a broker or similar nominee limits on a proxy card the number of shares voted on this proposal or indicates that the shares represented by a proxy card are not voted on this proposal, such broker non-

votes will not be considered a vote cast, will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of a vote for or against the proposal.

With respect to Proposal Two, the Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the year 2011.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that, not less frequently than once every three years, we provide stockholders with an advisory vote to approve the compensation of our NEOs as disclosed herein. Accordingly, in this Proposal Three, shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative discussion in the Proxy Statement for the Annual Meeting.

The Company’s goal is to maintain an executive compensation program that fosters the short and long-term goals of the Company and its shareholders. The Company seeks to accomplish this goal by motivating the Company’s senior leadership group to achieve a high level of financial performance. The Company believes that its executive compensation program is designed to align executive pay with the Company’s performance and to motivate management to make sound financial decisions that increase the value of the Company.

The vote on this “say-on-pay” resolution is not intended to address any specific element of our compensation program. Instead, the vote relates to the overall compensation of our NEOs as described in this Proxy Statement. Therefore, shareholders are encouraged to read the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this Proxy Statement, which discuss in detail how our compensation policies and procedures implement our compensation philosophy.

As an advisory vote, Proposal Three is not binding upon the Board or the Company. Whether a majority of the votes cast by our shareholders with regard to the resolution are cast in favor or against it, our Board and its Compensation Committee will not be required to change our compensation programs as a result. However, the Board and the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will review and consider the outcome of the vote when making future decisions on executive compensation

With respect to Proposal Three, the Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the foregoing resolution approving executive compensation as disclosed in the Compensation Discussion and Analysis below and the related compensation tables and narrative discussion contained in this Proxy Statement.

PROPOSAL FOUR

ADVISORY VOTE ON FREQUENCY OF
EXECUTIVE COMPENSATION VOTE

The Company is presenting the following proposal, which gives shareholders the opportunity to vote on a nonbinding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our NEOs, as set forth in Proposal Three above. By voting with respect to this Proposal Four, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal. However, this proposal is non-binding, which means that the Board is not required by law to implement the time period receiving the most votes and can choose to hold future “say-on-pay” votes on a different schedule. Nevertheless, the Board values our shareholders’ opinions and will take into account the results of this vote in determining how often the Company should hold advisory votes on executive compensation in the future. In that regard, the Board will consider the option that receives the greatest number of votes to be the preference of our shareholders.

The Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative, and the Board recommends that you vote for the three-year interval for the advisory vote on executive compensation. The Board believes that taking a long-term approach to Company performance and executive compensation is in the best interests of the Company and its shareholders, as opposed to over-emphasizing short-term variations in compensation and business results, which may result from an annual vote. We include long-term incentives in the mix of compensation because by doing so our compensation structure is more closely aligned with the long-term strategic plan for the Company and the interests of our long-term shareholders. Because we have designed our compensation programs to promote a long-term perspective and performance over a multi-year period, we believe that a vote that occurs once every three years will allow our shareholders to better evaluate our executive compensation programs. We are recommending an advisory vote every three years because we think that both compensation decisions and Company performance should be evaluated over a longer-term horizon rather than just on a year-to-year basis.

With respect to Proposal Four, the Board of Directors recommends that an advisory vote on the compensation of our Named Executive Officers be held every three years.

EXECUTIVE OFFICERS

The Company’s Executive Officers are elected annually by the Board of Directors. Detailed information regarding the Executive Officers who are not directors as of the date of this Proxy Statement is set forth below.

Mark J. DeCesaris
AGE: 52

Mr. DeCesaris has served as Chief Financial Officer of the Company and each of the CPA® REITs since July 2010, having previously served as Acting Chief Financial Officer since November 2005 (and, in the case of CPA®:17 — Global, since October 2007). He has also served as Chief Administrative Officer and Managing Director of the Company and each of the CPA® REITs since November 2005 (and, in the case of CPA®:17 — Global, since October 2007). Mr. DeCesaris has also served as Chief Financial Officer of CWI since March 2008 and as its Chief Administrative Officer since September 2010. Mr. DeCesaris had previously been a consultant to W. P. Carey & Co. LLC’s finance department since May 2005. Prior to joining W. P. Carey & Co. LLC, from 2003 to 2004 Mr. DeCesaris was Executive Vice President for Southern Union Company, a natural gas energy company publicly traded on the New York Stock Exchange, where his responsibilities included overseeing the integration of acquisitions and developing and implementing a shared service organization to reduce annual operating costs. From 1999 to 2003, he was Senior Vice President for Penn Millers Insurance Company, a property and casualty insurance company, where he served as President and Chief Operating Officer of Penn Software, a subsidiary of Penn Millers Insurance. From 1994 to 1999, he was President and Chief Executive Officer of System One Solutions, a business consulting firm that he founded. Mr. DeCesaris is a licensed Certified Public Accountant and started his career with Coopers & Lybrand in Philadelphia. Mr. DeCesaris graduated from King’s College with a B.S. in Accounting and a B.S. in Information Technology. He currently serves as Vice Chairman of the Board of Trustees of King’s College and as a member of the Board of Trustees of the Chilton Memorial Hospital Foundation, and he is a member of the American Institute of Certified Public Accountants.

John D. Miller
AGE: 66

Mr. Miller joined W. P. Carey & Co. LLC in 2004 as Vice Chairman of Carey Asset Management and has served as Chief Investment Officer of W. P. Carey & Co. LLC and each of the CPA® REITs since 2005 (and, in the case of CPA®:17 — Global, since October 2007). Mr. Miller was a Co-founder of StarVest Partners, L.P., a technology oriented venture capital fund. Mr. Miller continues to retain a Non-Managing Member interest in StarVest. From 1995 to 1998, he served as President of Rothschild Ventures Inc., the private investment unit of Rothschild North America. Prior to joining Rothschild in 1995, he held positions at two private equity firms, Credit Suisse First Boston’s Clipper group and Starplough Inc., an affiliate of Rosecliff. Mr. Miller previously served in investment positions at the Equitable, including serving as President and Chief Executive Officer of Equitable Capital Management Corporation, and as head of its corporate finance department. He currently serves on the Board of Circle Entertainment Inc. and Function (X), Inc. He received his B.S. from the University of Utah and an M.B.A. from the University of Santa Clara.

Thomas E. Zacharias
AGE: 57

Mr. Zacharias joined W. P. Carey & Co. LLC in April 2002 and is head of the Asset Management Department. He currently serves as Chief Operating Officer and Managing Director of W. P. Carey & Co. LLC, CPA®:14, and CPA®:15 since 2005 and of CPA®:17 — Global since 2007, and as President of CPA®:16 — Global since 2003. Effective after the closing of the proposed merger of CPA®:14 with and into one of CPA®:16 — Global’s subsidiaries, as described below, Mr. Zacharias will no longer serve as President of CPA®:16 — Global, but will serve as Chief Operating Officer and Managing Director. Mr. Zacharias previously served as an Independent Director of CPA®:14 from 1997 to 2001 and CPA®:15 in 2001. Mr. Zacharias has also served as Chief Operating Officer of CWI since September 2010. Prior to joining W. P. Carey & Co. LLC, Mr. Zacharias was a Senior Vice President of MetroNexus North America, a Morgan Stanley Real Estate Funds Enterprise. Prior to joining MetroNexus in 2000, Mr. Zacharias was a Principal at Lend Lease Development U.S., a subsidiary of Lend Lease Corporation, a global real estate investment management company. Between 1981 and 1998 Mr. Zacharias was a senior officer at Corporate Property Investors, which at the time of its merger into Simon Property Group in 1998 was one of the largest private equity REITs in the United States. Mr. Zacharias received his undergraduate degree, magna cum laude, from Princeton University in 1976 and a Masters in Business Administration from Yale School of Management in 1979. He is a member of the Urban Land Institute, International Council of Shopping Centers and NAREIT, and served as a Trustee of Groton School in Groton, Massachusetts between 2003 and 2007.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary.  The Company’s executive compensation programs are structured in accordance with the following principles, first established by the Company’s founder, Mr. Wm. Polk Carey:

•	Compensation levels should be conservative and prudent.

•	Compensation should adequately reward those who create value for shareholders and the Company.

•	Compensation should be tied to the financial performance of the company.

In addition to the framework set by these principles, the Compensation Committee also considered a number of factors in determining 2010 compensation levels for the Named Executive Officers or NEOs. Among these factors were the Company’s financial and market performance compared to prior years, the 2010 business plan, the performance of a peer group of companies, the broader economic environment, and the strategic goals and challenges faced by the Company in 2010. The Committee determined that 2010 market and financial performance exceeded the performance of our peer group, was strong by historical standards, and surpassed the expectations set forth in the 2010 business plan.

Given these corporate performance considerations, the Committee decided that 2010 incentive pay should be greater than 2009 incentive pay. Bonus payouts for the 2010 performance year were increased by 20 to 30% over the prior year, although actual bonus payouts varied within that range due to individual performance considerations. The grant date fair values of long-term incentive plan grants in 2011 were also increased by approximately 8% over 2010 grant values, an increase attributable to year-over-year stock price gains as opposed to additional share grants, although these values may or may not be actually realized by the executive, depending on, among other factors, the performance of the Company’s common stock underlying the grant over the term of the grants. These actions fully restore the bonus and long-term incentive reductions implemented in 2008 when the Company’s performance was not as strong compared to the prior year, substantially due to the economic crisis that began at that time.

Introduction

The Company’s compensation philosophy and its processes for compensating Executive Officers are supervised by the Compensation Committee of the Board of Directors. This Committee currently consists of four Directors, each of whom is independent within the meaning of the New York Stock Exchange Listing Standards. The Compensation Committee’s responsibilities include setting the Company’s executive compensation principles and objectives, setting and approving the compensation of Executive Officers, and monitoring and approving the Company’s general compensation programs.

Its functions include the following:

•	Annually, evaluate the Chief Executive Officer’s performance and approve the Chief Executive Officer’s compensation level based on that evaluation.

•	Annually, review the performance and approve the compensation of Executive Officers in addition to the Chief Executive Officer.

•	Review and approve any changes to the Company’s compensation programs, particularly with respect to incentive compensation plans and equity-based compensation plans.

•	Administer all equity-based plans and monitor shareholder dilution.

•	Retain a compensation consulting firm, on the Compensation Committee’s sole authority, that reports directly to the Committee.

The Compensation Committee relies on input both from management and from its independent compensation consultant, Towers Watson, to assist the Committee in making its determinations. The Committee also considers the perspective of the Chairman of the Company, who is the Company’s largest shareholder. Although the Compensation Committee receives information and recommendations regarding the design of the compensation program and level of compensation for Executive Officers from these sources, the Compensation Committee retains the sole authority to make final decisions both as to the types of compensation and compensation levels for these executives.

Compensation Philosophy:  The Company’s compensation program is designed to align executive pay with Company performance and to motivate management to make sound financial decisions that increase the value of the Company. The Committee believes that a blend of incentive programs based on both quantitative and qualitative performance objectives is the most appropriate way to encourage not only the achievement of outstanding financial performance, but maintenance of consistent standards of teamwork, creativity, good judgment, and integrity. The Compensation Committee relies on a balance of formulaic and qualitative incentive programs, exercising its best judgment and taking into account the many aspects of performance that make up an individual’s contribution to the Company’s success.

Thus, in determining 2010 compensation, the Committee examined a broad range of information on financial performance, as described below. The Committee also reviewed information on the performance of and contributions made by individual Executive Officers and, in doing so, placed substantial reliance on information received from, and the judgment of, both the Chairman and the Chief Executive Officer. While the Compensation Committee does take into account independent survey data and public peer group data as market reference points, it does not explicitly target compensation levels at any particular quartile or other reference level. Nevertheless, according to market studies conducted annually by Towers Watson since 2007, and in keeping with the principle that executive compensation levels should be conservative and prudent, total compensation opportunities for the NEOs are generally positioned between the 35th and 50th percentiles of the peer group.

Outside Compensation Consultant:  In 2010, Towers Watson analyzed the Company’s executive and director compensation practices and award levels against market and peer group practices generally. That review was intended, among other things, to assist the Compensation Committee in determining appropriate compensation levels for NEOs given 2010 performance. Towers Watson also presented the Committee with historical peer group performance data that the Committee considered in determining 2010 bonus payouts and in setting the 2011-2013 Performance Share Unit metrics and goals, as described below.

2010 Performance Summary

The Compensation Committee considers a number of key financial, market and operational measures in making compensation decisions, including revenue, Earnings Before Interest, Taxes, Depreciation, and Amortization, or EBITDA, Net Income, Operating Margin, Earnings per Share, Adjusted Cash Flow from Operations, Funds From Operations, as Adjusted, or AFFO, assets under management, investment volume, fundraising objectives, market capitalization, stock price appreciation, dividend yield, and total shareholder return, as discussed below. In making compensation decisions for 2010, the Committee considered the Company’s performance relative to prior year performance, the performance of its peers, the Company’s long-term strategy and the broader economic environment. The Committee did not put emphasis on any single metric but rather reviewed the overall results to arrive at a viewpoint on how financial performance compared with prior years and the peer companies and what effect this should have on annual compensation levels.

The Committee concluded that that the Company’s 2010 financial performance significantly exceeded the expectations set forth in the Company’s annual operating plan. The Company improved on most of the financial measures considered by the Committee, including revenue, profitability and AFFO. With year-over-year increases of approximately 10%, the Company’s EBITDA and net income improvement were of particular note. Additionally, the Company’s financial results were generally stronger, more stable, and growing faster than the Company’s peers. The Company’s total investment volume more than doubled in 2010, assets under management increased by 10% and total capital raised increased by more than 30%.

The Committee also concluded that 2010 market performance was strong. The Company’s total shareholder return over the three years ended December 31, 2010 was approximately 6%, which represents the 68th percentile of peer group returns. This strong market performance was driven by a share price increase of approximately 13% in 2010 and 18% in 2009 and continued growth of the Company’s dividend. The Company also accomplished a number of strategic goals in 2010, including growing assets under management, successfully managing assets in a challenging environment, refinancing maturing debt, securing financing for new deals, and achieving fundraising goals, as well as hiring a new Chief Executive Officer and managing the resulting transition, which had not been anticipated when the year began.

The Committee’s 2010 and 2011 compensation decisions reflect these performance considerations. Overall, the Committee determined that the Company had a very successful year, particularly given the challenging environment for raising capital and the unplanned departure of our former Chief Executive Officer. Actions such as salary adjustments, bonus payout determinations and grants of long-term incentive opportunities were intended to recognize and reward our NEOs for their contributions to the Company’s success and to provide an ongoing incentive to sustain and improve upon these achievements. In light of these performance considerations, the Committee decided to increase 2010 bonus payouts and the values of long-term incentive grants in 2011 by approximately 20-30% and 8%, respectively, fully restoring the 20% bonus reduction and 36% reduction in long-term incentive grant values implemented in 2008

Some of the specific financial results the Committee evaluated were:

Financial Metric	2010 Results	2009 Results

Total Revenues (net of reimbursed expenses)	$213.9 million	$184.8 million
Net Income	$74.0 million	$69.0 million
Diluted Earnings Per Share	$1.86	$1.74
Cash flow from operating activities	$86.4 million	$74.5 million
CPA® REITs Structured Investments	$1.0 billion	$508 million
CPA® REITs Total Assets	$8.8 billion	$8.2 billion

The Committee also considered the following supplemental metrics:

Financial Metric(1)	2010 Results	2009 Results

AFFO	$130.9 million	$122.9 million
AFFO (Real Estate Ownership Segment)	$62.2 million	$67.3 million
EBITDA	$140.5 million	$131.9 million
EBITDA (from Investment Management)	$80.4 million	$54.2 million
Adjusted Cash Flow From Operations	$88.6 million	$93.9 million

(1)	The Company believes that these financial measures are useful supplemental measures that assist investors to better understand the underlying performance of its business segments. These financial measures do not represent net income or cash flow from operating activities that are computed in accordance with accounting principles generally accepted in the United States (“GAAP”) and should not be considered an alternative to net income or cash flow from operating activities as an indicator of the Company’s financial performance. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Please refer to the Company’s Form 8-K, which was filed with the SEC on February 24, 2011, for a reconciliation of these non-GAAP financial measures to the Company’s consolidated financial statements.

2010 Peer Comparison Group

When determining compensation levels for the NEOs, the Committee considers a number of external market reference points, including published survey data and the competitive pay levels of an established group of publicly traded peer companies. This peer comparison group consists of companies with whom the Company competes for executive talent. The 2010 peer comparison group was comprised of 13 companies operating in the asset management and real estate asset management industries. The Committee annually reviews the peer group to determine what changes, if any, are appropriate. The Committee did not make any changes to the peer comparison group in 2010.

Companies included in the Company’s peer group generally have the following characteristics:

•	Companies operating in the property acquisition, development, management leasing or REIT industries;

•	Companies operating in the asset management or fund administration industries;

•	Companies with a strategic focus on commercial and industrial properties;

•	Companies with revenues, net investment in real estate, and market capitalization roughly equivalent to the Company (revenues, investments and market capitalization of the Company were computed inclusive of such data for its affiliated CPA® REIT funds, for which the Company provides management services, including day-to-day management and responsibility for property acquisitions, refinancing, and sales); and

•	Publicly traded companies.

The peer group for 2010 consisted of the following companies:

AMB Property Corporation	Eaton Vance Corp	Northstar Realty Finance
Affiliated Managers Group	Kimco Realty Corporation	Realty Income Corporation
Alliance Bernstein Holdings	Lexington Realty Trust	Waddell & Reed Financial Inc.
Calamos Asset Management	Liberty Property Trust
Cohen and Steers Inc.	National Retail Properties

In January 2011, the Compensation Committee assessed the composition of the Company’s peer group with the assistance of Towers Watson and Company and determined that Affiliated Managers Group, Alliance Bernstein Holdings, Eaton Vance Corp and Waddell & Reed Financial Inc. were no longer optimal comparison points for the Company. The Committee removed these companies from the peer group and added supplemental companies that more closely matched the established criteria for inclusion in the peer group. The new peer group will be used for compensation and performance comparisons in 2011 and consists of the following companies:

AMB Property Corporation	Federal Realty Investment Trust	Mack-Cali Realty Corp.
Calamos Asset Management	iStar Financial Inc.	National Retail Properties
CapLease Inc.	Kimco Realty Corporation	Northstar Realty Finance
Cohen and Steers Inc.	Lexington Realty Trust	Realty Income Corporation
Cousins Properties Inc.	Liberty Property Trust	Weingarten Realty Investors

Elements of Compensation

The Company uses base salary, annual bonuses, and stock-based awards, as well as a range of benefit plans, as tools to help achieve its compensation objectives. The Company’s approach to the mix of compensation among these elements emphasizes variable compensation, including bonuses and long-term incentives in the form of stock-based awards, over fixed compensation. The emphasis on stock-based awards helps to promote a long-term perspective and align management’s interest with that of shareholders of the Company. For 2010, the target mix for total compensation was:

CEO	Other Current NEOs

Base Salary:  Base salary is intended to reflect job responsibilities and set a minimum baseline for compensation. In most cases, base salaries for Executive Officers are viewed as a significantly less important component of their overall compensation than variable elements of compensation. When setting salary levels, the Committee considered the following factors:

•	the nature and responsibility of the position;

•	the expertise of the individual executive;

•	changes in the cost of living and inflation;

•	the competitive labor market for the executive’s services; and

•	the recommendations of the Chairman and of the Chief Executive Officer with respect to Executive Officers who report to them.

Salary levels for Executive Officers joining the Company are typically set initially by negotiation between the prospective employee and management. Base salaries are subject to annual review by the Committee, which considers competitive market data provided by the Committee’s independent consultants. When considering changes to base salaries for Executive Officers, the Committee also takes into consideration the impact on total compensation. In 2010, the Committee decided to increase certain NEO’s base salaries in order to recognize the significant contributions made by these individuals and to better align their compensation levels with typical market practices. This was the first base salary adjustment awarded to any of the Company’s NEOs since 2006. Salaries were adjusted as follows:

Named Executive Officer	2009 Salary	2010 Salary

Gordon F. DuGan	$600,000	$700,000
Mark J. DeCesaris	$250,000	$300,000

Annual Cash Incentives:  Annual cash bonuses are intended to motivate Executive Officers to achieve Company goals, align executive pay with shareholder interests, and reward performance, both by the Company as a whole and by the individual Executive Officers. Annual cash incentive payments to NEOs are not based on rigid formulae and are at the discretion of the Compensation Committee. In awarding bonuses to Executive Officers, the Compensation Committee reviews the Company’s performance compared to prior years and against the public peer group. In addition to the performance metrics described above, the Committee takes into account other non-recurring factors that may have affected year-to-year comparisons, such as liquidity events for the CPA® REITs and receipt of deferred performance revenue from a CPA® REIT upon attainment of performance targets, which only occur every few years. The Compensation Committee also considers such additional factors as progress toward achieving financial and non-financial goals and long-term objectives, performance against the pre-set business plan, performance compared to the peer group, and unforeseen changes in the Company’s operating environment during the year.

In light of these performance considerations, the Committee increased the Company-wide bonus pool by 20% from 2009 levels. The Committee’s intention was to fully restore the bonus pool reduction that occurred in 2008 from 2007 and to provide additional funding above the 2007 level to recognize the significant contributions of the Company’s employees toward a very strong annual performance.

In determining individual bonus payouts to the NEOs for 2010 performance, the Committee started with the assumption that all officers would be eligible for the 20% increase. They then adjusted bonuses by as much as an additional 10% to reflect individual accomplishments and annual performance objectives. These adjustments were based on performance assessments presented to the Committee by Mr. Bond, and in the case of Mr. Bond’s bonus, by the independent deliberations of the Compensation Committee. The NEOs received bonus payouts for 2010 performance in the following amounts: Wm. Polk Carey — $1,000,000; Trevor P. Bond — $750,000; Mark J. DeCesaris — $780,000; Thomas E. Zacharias — $1,040,000; and John D. Miller — $264,000. Gordon F. DuGan, the former Chief Executive Officer, resigned in July 2010 and as a result did not receive any bonus for 2010.

In addition to the annual cash bonus plan, the Company also maintains a short-term incentive, cash commission program exclusively for its investment officers. Commission income under this plan is accrued as a percentage of revenues earned from structuring new investments for the Company’s managed funds. These commission payments are a significant component of overall compensation for the Company’s investment officers and are directly linked to the achievement of quantitative objectives in the CPA® REITs. A portion of the total commission payouts are allocated among the investment officers at the time of transaction and may be adjusted up or down, at the discretion of the Chairman and the Chief Executive Officer and with the recommendation of the department head. The remaining portion of the commissions is set aside into a bonus pool and divided among the investment officers at the end of the year. In 2010, none of the Company’s NEOs were eligible to participate in this commission program.

Long-Term Incentive Awards:  In 2008, the Company approved, as a subset of its 1997 Share Incentive Plan, the Long-Term Incentive Plan (“LTIP”), which is designed to reward key managers for high performance and to drive shareholder value and increase assets under management. Under the LTIP, which is now also a subset of the Company’s 2009 Share Incentive Plan, participants are awarded 50% of their annual long-term incentive opportunity in the form of time-vested RSUs and 50% in the form of PSUs. RSUs granted in 2010 vest ratably over three years, with one-third vesting each year starting February 15, 2011. The PSUs are earned at the end of a three year performance cycle. The ultimate number of PSUs that will be earned under the 2010-2012 performance cycle depends on achievement of the following four equally weighted goals:

•	Growth in adjusted cash flow from operations;

•	Adjusted EBITDA growth;

•	Growth in assets under management; and

•	Three year total shareholder return relative to the Russell 2000 Small Cap index.

PSUs are tied to specific performance goals determined at the beginning of the performance cycle. The Committee approves final goals for each performance cycle after evaluating and modifying goals proposed by Management. Management’s proposals are based on the Company’s long-term financial plan, historical results and expected results. The Committee considers these recommendations in conjunction with the established long-term business plan of the Company to determine the final goals. From time to time, the committee’s independent consultant assists the Committee with the goal-setting process by providing analyses of historical peer group performance and expected trends.

At the end of each performance cycle, the Committee evaluates the Company’s actual performance compared to the pre-set goals and determines the payout level achieved. There are five potential payout levels for each of the four goals reflecting actual Company performance: Miss, which corresponds to no payout; Threshold, which corresponds to a payout equal to one half of Target; Target, which results in the targeted payout level; Stretch, which corresponds to a payout equal to two times Target, and Maximum, which corresponds to a payout of three times Target.

The Committee annually reviews the Company’s progress towards achieving each of the PSU goals, and at the end of each performance cycle reviews and certifies the actual achievement and corresponding payout. To date, there has been one payout under the PSU program for the three-year performance cycle that culminated on the last day of the 2010 fiscal year. For this 2008-2010 performance period, the Company achieved the Target performance level with respect to the adjusted cash flow and total shareholder return measures, and below Threshold on the EBITDA and assets under management measures. This resulted in a cumulative payout equal to 50% of the Target payout amount. As of December 31, 2010, PSUs granted under the 2009-2011 and 2010-2012 performance cycles are on track for achievement equal to 75% and of 87.5% of the Target amount, respectively.

The table below shows the goals, actual achievement, and corresponding payouts for each of the 2008-2010 PSU measures:

	Adjusted Cash Flow		Assets Under
	from Operations	Normalized EBITDA	Management Growth	Total Shareholder
	(Average Annual	Growth (Average	(Compounded Annual	Return Relative to
	Growth)	Annual Growth)	Growth)	Russell 2000	TOTAL

Threshold	3%	3.5%	7.5%	20th Percentile
Target	6%	7%	15%	40th Percentile
Stretch	12%	14%	20%	80th Percentile
Maximum	16%	18%	25%	85th Percentile
Actual Result	7.6%	(0.4)%	2.6%	68th Percentile
	(Target)	(Below Threshold)	(Below Threshold)	(Target)
Payout	25%	0%	0%	25%	50%

For the 2009-2011 performance cycle relevant to PSUs awarded in 2009, the Committee approved the three-year goals listed in the table below. The Committee reevaluated these goals in 2010, determined that they continued to represent appropriate and challenging performance standards at that time, and therefore decided to maintain the same goals for the 2010-2012 performance cycle. This decision was based on the fact that business conditions, as well as the Company’s financial plan and long-term expectations, had not changed significantly from the prior year.

	Adjusted Cash Flow		Assets Under
	from Operations	Normalized EBITDA	Management Growth	Total Shareholder
	(Average Annual	Growth (Average	(Compounded Annual	Return Relative to
	Growth)	Annual Growth)	Growth)	Russell 2000

Threshold	0%	0%	0%	30th Percentile
Target	3%	3%	3%	40th Percentile
Stretch	6%	6%	7.5%	70th Percentile
Maximum	12%	12%	15%	75th Percentile

In 2010, the Committee determined that the number of RSUs and PSUs (at Target) awarded to NEOs should be the same as awarded in 2009. Given the change in the price of the underlying Common Stock between the two grant periods, this approach resulted in the grant date fair values of 2010 equity awards granted to the NEOs being approximately 19% more than the values of the awards at the time of grant in 2009. In 2011, the Committee decided to continue its established practice of granting the same number of RSUs and PSUs regardless of fluctuations in the underlying stock price, although certain individuals can receive higher or lower amounts in order to recognize changes in job responsibility, labor market norms or other retention issues or to reflect individual performance. The Committee believes that this practice creates strong alignment with shareholder interests because the NEOs participate directly in shareholder value creation (or decline). Given the increases in the underlying stock price over the period, the grant date fair values of 2011 awards were approximately 8% higher than the grant date fair values of the 2010 awards.

In January 2010, the Committee modified the Normalized EBITDA metric for the 2010-2012 PSUs to more accurately measure the Company’s long-term performance. Prior to 2010, Normalized EBITDA was calculated with an adjustment for items that were not non-recurring on a regular basis. In 2010, the Committee determined that this metric should also be adjusted to reflect the Company’s economic interest in various joint ventures, including the Company’s ownership in the CPA® REIT funds as well as the special general partner interest in CPA®:17 — Global. For example, the Company receives cash dividends on its investment in the CPA® REIT funds and deems those dividends to be the economic interest, rather than its share of the net income of these funds, which includes substantial non-cash expenditures such as depreciation expense and impairment charges. As a result, the Normalized EBITDA metric for 2010 was modified to reflect the dividends received and renamed “Adjusted EBITDA.”

	Adjusted Cash Flow		Assets Under
	from Operations	Adjusted EBITDA	Management Growth	Total Shareholder
	(Average Annual	Growth (Average	(Compounded Annual	Return Relative to
	Growth)	Annual Growth)	Growth)	Russell 2000

Threshold	0%	0%	0%	30th Percentile
Target	3%	3%	3%	40th Percentile
Stretch	6%	6%	7.5%	70th Percentile
Maximum	12%	12%	15%	75th Percentile

Changes for 2011:  In February 2011, the Committee redesigned the PSU component of the LTIP in order to clarify and simplify the program and better align it with the Company’s strategic direction. Effective beginning with the 2011-2013 performance cycle, PSU awards will be based on two metrics: adjusted funds from operations (“AFFO”) and total shareholder return relative to the Russell 2000 Small Cap Index (“TSR”). The 2011-2013 performance goals for these measures are as follows:

		TSR
	AFFO	(percentile of
	(compound annual growth rate)	Russell 2000)

Threshold	0%	50th Percentile
Target	5%	60th Percentile
Stretch	15%	70th Percentile
Maximum	25%	85th Percentile

Additionally, the Committee decided to modify the payout scale associated with the various PSU achievement levels. The Threshold, Target, Stretch and Maximum achievement levels will still correspond to the same respective payouts of 50%, 100%, 200% and 300% of Target, but payment levels will now be determined on a linear scale between performance levels. This will allow the Committee to recognize, reward and incentivize incremental performance gains between the absolute performance levels.

CEO Compensation

Our former CEO, Gordon F. DuGan, resigned on July 6, 2010. He did not receive any severance payments in connection with his departure and his unvested RSUs and PSUs were forfeited.

Trevor P. Bond was appointed as the Company’s Interim Chief Executive Officer in July 2010 and was then appointed Chief Executive Officer in September. His target compensation was determined by the Compensation Committee and approved in December 2010. The Committee considered a number of factors, including the compensation of the Company’s former CEO, typical compensation practices for peer group CEOs, supplemental market data for general industry and financial services companies, and Mr. Bond’s experience and qualifications. Upon consideration of these factors, the Committee decided to set Mr. Bond’s target compensation at a similar level to that of his predecessor. Mr. Bond’s annual base salary was set at $700,000. For 2011, he is eligible for a target bonus opportunity of $1,000,000, although the actual payout may be more or less than this amount based on individual and corporate performance results. Mr. Bond will also participate in the Company’s LTIP and in January

2011 received an annual equity award in the amount of 18,400 RSUs and 18,400 PSUs. The total value of Mr. Bond’s target compensation package is positioned between the 25th and 50th percentiles of the peer group CEOs.

For the six months that he served as the Company’s CEO in 2010, Mr. Bond’s pro-rated bonus target was approximately $500,000. In February 2011, the Committee decided to award Mr. Bond a 2010 bonus of $750,000 in order to reward his smooth transition into the CEO role and his exceptional and immediate progress related to many of the Company’s key strategic endeavors.

Other Compensation and Benefits

Deferred Compensation Plans.  In light of its adoption of the LTIP effective in 2008, the Committee terminated further contributions by executives to the 2005 Partnership Equity Unit Plan, or 2005 PEP. For NEOs, all prior deferrals under the 2005 PEP and its predecessor, the Partnership Equity Unit Plan, which are collectively referred to in this proxy statement as the PEP Plans, are now maintained in the Company’s Deferred Compensation Plan, pursuant to elections offered in 2008 through which participants chose specified payment dates for deferral amounts.

The purpose of the PEP Plans was to align the interests of the Company’s highly-compensated officers with the interests of investors in the CPA® REITs, in a tax-advantaged manner, through the use of phantom equity in those funds. In the Committee’s view, the LTIP provides a strong alignment with the interests of the Company shareholders. In 2008, PEP Plan participants who were then current employees were given the opportunity to convert their deemed interests in the PEP Plans, or PEP Units, for a deemed equity investment in the Company in the form of RSUs. This conversion took place on June 15, 2009, providing participants with a number of RSUs equal to the equivalent value of the Common Stock as previously held in interests through the PEP Plans. These “Rollover RSUs,” like the underlying PEP Units, were fully vested but receipt of the underlying shares of Common Stock was required to be deferred by the participants for a minimum of two years.

Awards under the LTIP may be deferred if approved by the Committee and are subject to the requirements of Section 409A of the Internal Revenue Code. For awards of RSUs to NEOs in 2010, only John D. Miller elected to defer receipt of the underlying shares in accordance with the terms of the Company’s Deferred Compensation Plan.

Benefits and Perquisites.  The Company does not maintain any defined-benefit pension plans. The Company does maintain a profit-sharing plan, a 401(k) plan, and the ESPP, under which eligible employees may purchase Company stock at a discount of 15% of the market price of the Common Stock on the first or last day of the semi-annual purchase period, whichever is lower. These plans are generally available to all employees. Certain perquisites, as described in the Summary Compensation Table below, are available to a more limited group of officers that includes the NEOs. These perquisites are not deemed by the Company to constitute a material element of compensation.

Employment Agreements

The Company may from time to time enter into employment contracts when it deems it to be advantageous in order to attract or retain certain individuals. Currently, none of the NEOs has such an agreement. The Company from time to time also enters into agreements with its officers and other employees in connection with their separation from the Company.

Other Considerations

The Company does not have any equity or other security ownership requirements or guidelines. The Company has been advised by counsel that it is not subject to Section 162(m) of the Internal Revenue Code.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

COMPENSATION COMMITTEE

Benjamin H. Griswold, IV, Chairman
Eberhard Faber, IV
Charles E. Parente
Reginald Winssinger

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of the Compensation Committee members whose names appear under the heading “Report of the Compensation Committee” above were Compensation Committee members during all of 2010, except for Mr. Faber, who joined the Committee in September 2010, and Mr. Bond served on the Compensation Committee until July 6, 2010, when he was appointed as Interim Chief Executive Officer by the Board of Directors. No member of the Compensation Committee during 2010, other than Mr. Bond following his appointment as Interim Chief Executive Officer, is or has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2010.

SUMMARY COMPENSATION TABLE

All management functions of W. P. Carey & Co. LLC are provided by employees of its wholly-owned subsidiaries, Carey Asset Management and Carey Management Services. All policy-making functions are carried out by Executive Officers of Carey Asset Management or Carey Management Services, who generally hold the same titles as officers of W. P. Carey & Co. LLC. The following table summarizes the compensation of our NEOs for each of the fiscal years ended December 31, 2010, 2009 and 2008. Our NEOs are our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated Executive Officers at December 31, 2010 as determined by their total compensation in the table below, which is calculated in accordance with SEC Rules, as well as our former Chief Executive Officer.

				Stock	All Other
		Salary	Bonus(1)	Awards(2)	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)

Wm. Polk Carey	2010	300,000	1,000,000	1,189,560	233,645	2,723,204
Chairman	2009	300,000	880,000	940,608	175,611	2,296,219
	2008	300,000	800,000	1,045,304	141,204	2,286,508
Trevor P. Bond(4)	2010	333,846	750,000	0	38,532	1,122,378
CEO
Mark J. DeCesaris	2010	299,231	780,000	646,500	104,507	1,830,237
CFO	2009	250,000	600,000	447,300	100,404	1,397,704
	2008	250,000	500,000	497,088	94,470	1,341,558
Thomas E. Zacharias	2010	350,000	1,040,000	808,125	183,260	2,381,386
COO	2009	350,000	800,000	639,000	159,129	1,948,130
	2008	350,000	760,000	710,025	142,648	1,962,774
John D. Miller	2010	250,000	264,000	161,625	55,033	730,658
Chief Investment Officer	2009	250,000	220,000	127,800	43,439	641,239
	2008	250,000	220,000	142,025	42,303	654,328
Gordon F. DuGan(5)	2010	375,385	0	1,189,560	263,480	1,828,425
Former CEO	2009	600,000	985,000	940,608	261,209	2,786,817
	2008	600,000	896,000	1,045,304	220,473	2,761,777

(1)	The amounts in the Bonus column represent bonuses paid in 2011 for performance in 2010.

(2)	Amounts in the Stock Awards column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718, with respect to, for 2008 and 2009, awards of RSUs and PSUs granted under the 1997 Share Incentive Plan and, for 2010, awards of RSUs and PSUs under the 2009 Share Incentive Plan. For details of the individual grants of RSUs and PSUs during 2010, please see the Grants of Plan-Based Awards Table below. The assumptions on which these valuations are based are set forth in Note 15 to the consolidated financial statements included in the 2010 Form 10-K. If the Maximum payment level is reached (which would be 300% of the Target payment level), the aggregate grant date fair value of the PSUs granted in 2010 would be: $1,996,032 for Mr. Carey, $1,084,800 for Mr. DeCesaris, $1,356,000 for Mr. Zacharias, and $271,200 for Mr. Miller. If the Maximum payment level is reached, the aggregate grant date fair value of the PSUs granted in 2009 would be: $1,515,792 for Mr. Carey, $720,825 for Mr. DeCesaris, $1,029,750 for Mr. Zacharias, and $205,950 for Mr. Miller. If the Maximum payment level is reached, the grant date fair value of the PSUs granted in 2008 would be: $1,324,248 for Mr. Carey, $629,738 for Mr. DeCesaris, $899,625 for Mr. Zacharias, and $179,925 for Mr. Miller; however, the PSUs granted in 2008 were actually paid out at the Threshold level (which is 50% of the Target payment level) in February 2011. All of the 18,400 PSUs granted to Mr. DuGan, at Target level, in each of 2008, 2009, and 2010 were forfeited when his employment terminated in July 2010. Of the 18,400 RSUs granted to Mr. DuGan in each of 2008, 2009, and 2010, 6,133, 12,266, and 18,400, respectively, were unvested when his employment terminated and were forfeited at that time. Rollover RSUs received in 2009 upon conversion of balances held by the NEOs under the PEP Plan are not shown in the table above because the PEP Plan balances were reported in previous years, but they are reflected in the Outstanding Equity Awards table below.

(3)	The All Other Compensation column includes, in addition to the perquisites and personal benefits described below, the following amounts for 2010: compensation related to Company contributions on behalf of the NEOs to the Company sponsored profit sharing plan, including forfeitures ($38,532 for each NEO; and dividends on unvested restricted stock ($2,406 for Mr. DeCesaris and $4,010 for Mr. Zacharias) and unvested RSUs ($195,113 for Mr. Carey, $206,055 for Mr. DuGan, $52,215 for Mr. DeCesaris, $110,823 for Mr. Zacharias and $16,592 for Mr. Miller). Perquisites and personal benefits for each NEO include: for Messrs. DeCesaris, Zacharias and (through the date of the termination of his employment) DuGan, automobile use (depreciation), plus related expenses attributable to personal use; and for Messrs. Zacharias and (through the date of the termination of his employment) DuGan, club dues attributable to personal use.

(4)	Mr. Bond was appointed Interim Chief Executive Officer upon the resignation of Mr. DuGan in July 2010. Fees and stock awards received for his service as an outside Director through that date are not reflected in the table above but are disclosed under “Director Compensation”.

(5)	Mr. DuGan resigned from the Company and all affiliated entities, effective as of July 9, 2010.

GRANTS OF PLAN-BASED AWARDS

The following table provides information on PSUs and RSUs granted to our NEOs in 2010.

					All Other
					Stock
		Estimated Future Payouts Under			Awards:	Grant Date Fair
		Equity Incentive Plan Awards(1)			Number of	Value of
		Threshold	Target	Maximum	Units(2)	Stock Awards(3)
Name	Grant Date	(#)	(#)	(#)	(#)	($)

Wm. Polk Carey	1/20/10	9,200	18,400	55,200		655,344
	1/20/10				18,400	524,216
Trevor P. Bond(4)	—	—	—	—	—	—
Mark J. DeCesaris	1/20/10	5,000	10,000	30,000		361,600
	1/20/10				10,000	284,900
Thomas E. Zacharias	1/20/10	6,250	12,500	37,500		452,000
	1/20/10				12,500	356,125
John D. Miller	1/20/10	1,250	2,500	7,500		90,400
	1/20/10				2,500	71,225
Gordon F. DuGan(5)	1/20/10	9,200	18,400	55,200		665,344
	1/20/10				18,400	524,216

(1)	Reflects awards of PSUs under of the Company’s 2009 Share Incentive Plan, which may vest in 2013 at the end of a three-year performance cycle (2010-2012) depending on the achievement of certain criteria, as described under “Compensation Discussion and Analysis” above. Dividend equivalents are accrued and paid at the end of the performance cycle in additional shares of Common Stock as if reinvested in shares upon the date of distribution but only to the extent that the PSUs vest.

(2)	Reflects awards of RSUs under the 2009 Share Incentive Plan, which vest in three equal installments commencing on February 15, 2011. Dividend equivalents are paid concurrently with the payment of dividends on the shares of Common Stock underlying the RSUs contingent upon the individual’s continued employment.

(3)	The grant date fair value is calculated in accordance with FASB ASC 718 and for PSUs is based upon the Target value, which at the date of grant was the expected future payment. See the amounts under Stock Awards for 2010 in the Summary Compensation Table above. For additional information on the valuation assumptions, refer to Note 15 to the consolidated financial statements included in the 2010 Form 10-K. The amounts shown under Grant Date Fair Value of Stock Awards do not necessarily correspond to the actual value that may be realized by the NEO.

(4)	Mr. Bond became Interim Chief Executive Officer on July 6, 2010 and as a result did not receive a grant of RSUs or PSUs under the LTIP during 2010. Information regarding the 1,848 Director RSUs he received as a Director on July 1, 2010 under the Company’s 2009 Non-Employee Director Plan is reflected under “Director Compensation” above.

(5)	The awards shown for Mr. DuGan were forfeited upon the termination of his employment on July 9, 2010.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

The following table sets forth certain information with regard to all unexercised options and all unvested awards of restricted stock, RSUs and PSUs held by our NEOs on December 31, 2010.

	Option Awards(1)						Stock Awards(1)
										Equity
										Incentive
									Equity	Plan Awards:
									Incentive	Market or
				Equity					Plan Awards:	Payout
				Incentive				Market	Number of	Value of
				Plan Awards:				Value of	Unearned	Unearned
			Number of	Number of			Number of	Shares or	Shares, Units	Shares, Units
		Number of	Securities	Securities			Shares or	Units of	or Other	or Other
		Securities	Underlying	Underlying			Units of Stock	Stock that	Rights that	Rights that
		Underlying	Unexercised	Unexercised	Option	Option	that have	have not	have not	have not
		Options	Options	Unearned	Exercise	Expiration	not Vested	Vested	Vested	Vested
Name	Grant Date	(#) Exercisable	(#) Unexercisable	Options (#)	Price ($)	Date	(#)	($)	(#)	($)

Wm. Polk Carey	04/01/02	182,725	0	0	$23.00	03/31/12

	12/31/02	5454	1,364	0	24.75	12/31/12

	06/30/04	3,172	4,761	0	29.78	06/30/14

	12/31/04	92	138	0	35.16	12/31/14

	06/30/05	1,300	5,201	0	29.28	06/30/15

	12/31/05	54	212	0	25.36	12/31/15

	06/30/06	0	3,786	0	25.32	06/30/16

	12/31/06	0	224	0	30.07	12/31/16

	06/30/07	0	8,328	0	31.45	06/30/17

	12/31/07	0	1,220	0	33.20	12/31/17

	01/02/08						6,134	191,933	9,200	287,868

	01/21/09						12,267	383,834	13,800	431,802

	01/20/10						18,400	575,736	16,100	503,769

Trevor P. Bond	05/01/07	4,000	0	0	34.63	05/01/17

	01/02/08	—	—	—	—	—	85	2,660	0	0

	06/20/08	—	—	—	—	—	89	2,785	0	0

	07/02/08	—	—	—	—	—	96	3004	0	0

Mark J. DeCesaris	02/15/06	18,750	6,250	0	26.19	02/15/16

	05/15/06	50,000	0	0	26.99	05/15/16

	06/30/07	0	2,876	0	31.45	06/30/17

	12/31/07	0	1,017	0	33.20	12/31/17

	01/02/08						2,917	91,273	4,375	136,894

	01/21/09						5,834	182,546	6,563	205,356

	01/20/10						10,000	312,900	8,750	273,788

Thomas E. Zacharias	04/01/02	75,000	0	0	23.00	03/31/12

	12/31/03	132	89	0	30.52	12/31/13

	02/15/04	37,500	12,500	0	29.70	02/15/14

	06/30/04	1,088	1,632	0	29.78	06/30/14

	12/31/04	172	258	0	35.16	12/31/14

	06/30/05	794	3,180	0	29.28	06/30/15

	12/31/05	106	426	0	25.36	12/31/15

	03/10/06	100,000	0	0	26.00	03/10/16

	06/30/06	0	2,613	0	25.32	06/30/16

	12/31/06	0	449	0	30.07	12/31/16

	06/30/07	0	6,482	0	31.45	06/30/17

	12/31/07	0	1,423	0	33.20	12/31/17

	01/02/08						4,167	130,385	6,250	195,563

	01/21/09						8,334	260,771	9,375	293,344

	01/20/10						12,500	391,125	10,938	342,250

John D. Miller	06/30/06	0	98	0	25.32	06/30/16

	06/30/07	0	794	0	31.45	06/30/17

	12/31/07	0	508	0	33.20	12/31/17

	01/02/08						834	26,096	1,250	39,113

	01/21/09						1,667	52,160	1,875	58,669

	01/20/10						2,500	78,225	2,188	68,463

Gordon F. DuGan	12/31/02	1,270	1,270	0	24.75	12/31/12

	12/31/03	663	443	0	30.52	12/31/13

	06/30/04	3,711	5,568	0	29.78	06/30/14

	12/31/04	680	1,021	0	35.16	12/31/14

	06/30/05	2605	10,421	0	29.28	06/30/15

	12/31/05	450	1,802	0	25.36	12/31/15

	06/30/06	0	6,781	0	25.32	06/30/16

	12/31/06	0	1,796	0	30.07	12/31/16

	06/30/07	0	12,335	0	31.45	06/30/17

	12/31/07	0	2,440	0	33.20	12/31/17

(1)	The option, RSA, PSU, and RSU awards listed above vest over the following periods:

Option Awards:

•	Grants dated June 30th or December 31st represent options granted in connection with the 2005 PEP, which are vested upon grant but become exercisable in equal annual installments on the fifth through ninth anniversaries of the grant date (“PEP Options”).

•	Grants dated 4/1/02 vested in equal annual installments over three years on the anniversary of the grant date.

•	Grants dated 2/15/04 and 2/15/06 vest in equal annual installments over four years beginning on January 1st of 2008 through 2011. These options originally were scheduled to vest in years five through nine; in October 2007, the Board modified the vesting period of these grants to the current schedule.

•	Grants dated 3/10/06 and 5/15/06 vest in equal annual installments over four years on the anniversary of the grant date.

•	Grant dated 5/1/07 vested in equal annual installments over three years on the anniversary of the date of grant and represents a grant received while Mr. Bond was an Independent Director.

Stock Awards:

•	RSA grants dated 1/2/08, 6/20/08, and 7/2/08 vest in equal annual installments over three years on the anniversary of the grant date and represent grants received while Mr. Bond was an Independent Director.

•	RSU grants dated 1/2/08 vest in three equal annual installments commencing on January 2, 2009.

•	PSU grants dated 1/2/08 are shown under Equity Incentive Plan Awards columns and reflect the Threshold Amount of PSUs that were paid out in 2011 after the end of the applicable three-year performance cycle (2008-2010) based on the achievement of certain performance criteria.

•	RSU grants dated 1/21/09 vest in three equal annual installments commencing on February 15, 2010.

•	PSU grants dated 1/21/09 are shown under Equity Incentive Plan Awards columns and reflect 75% of the Target Amount of PSUs that may be paid out in 2012 at the end of the applicable three-year performance cycle (2009-2011) if certain performance criteria are met.

•	RSU grants dated 1/20/10 vest in three annual installments commencing on February 15, 2011.

•	PSU grants dated 1/20/10 are shown under Equity Incentive Plan Awards columns and reflect 87.5% of the Target Amount of PSUs that may be paid out in 2013 at the end of the applicable three-year performance cycle (2010-2012) if certain performance criteria are met.

All market values are based on the $31.29 closing price of the Common Stock on December 31, 2010.

OPTION EXERCISES AND STOCK VESTED

The following table contains information about shares acquired by the NEOs upon the exercise of stock options or vesting of RSAs and RSUs during 2010.

	Option Awards			Stock Awards
	Number of Shares	Value Realized on		Number of Shares		Value Realized on
	Acquired on Exercise	Exercise		Acquired on Vesting		Vesting
Name	(#)	($)		(#)		($)

Wm. Polk Carey	150,000	4,417,500	(1)	12,266	(2)	323,086	(2)
Trevor P. Bond	0	0		1,848	(3)	50,007	(3)
				926	(4)	27,288	(4)
Mark J. DeCesaris	0	0		5,833	(2)	153,643	(2)
				3,000	(5)	75,000	(5)
Thomas E. Zacharias	0	0		8,333	(2)	219,493	(2)
				5,000	(5)	125,000	(5)
John D. Miller	0	0		1,666	(2)	43,822	(2)
Gordon F. DuGan	286	8,337	(1)	12,266	(2)	323,086	(2)

(1)	In accordance with SEC Rules, the Value Realized on Exercise was calculated by subtracting the grant price of the related option ($18.26 for Mr. Carey and $25.75 for Mr. DuGan) from the fair market value of the Common Stock, as determined under the 1997 Share Incentive Plan, on the date of exercise ($29.45 on September 24, 2010 for Mr. Carey and $29.15 on August 10, 2010 for Mr. DuGan). Mr. DuGan’s option was exercisable for a total of 3,809 shares, of which 3,523 shares were withheld at his election in payment for both the total exercise price and his tax withholding obligation upon exercise.

(2)	Represents the number of RSUs vested and 6,133 underlying shares received on January 2, 2010 upon the vesting of the second tranche of RSUs granted under the LTIP in 2008, and 6,133 underlying shares received on February 15, 2010 upon the vesting of the first tranche of RSUs granted under the LTIP in 2009, with the Value Realized on Vesting equal to the product of the RSUs vested and $27.68 and $25.00, respectively, which was the closing price of the Common Stock on those dates.

(3)	Represents Director RSUs granted to Mr. Bond on July 1, 2010 under the Company’s Non-Employee Director Plan prior to his appointment as Interim Chief Executive Officer, with the Value Realized on Vesting equal to the product of the number of Director RSUs and $27,06, which was the closing price of the underlying Common Stock on that date. Director RSUs are immediately vested but receipt of the underlying shares of Common Stock is required to be deferred until the Director completes his or her service on the Board.

(4)	Represents the total number of shares received upon vesting of Director RSAs (which were granted to Mr. Bond at various times under the Non-Employee Director Plan while he was an Independent Director). The Value Realized on Vesting is equal to the product of the number of restricted shares and the closing price of the Common Stock on the vesting dates, as follows: 80 shares at $27.68 on January 2, 2010; 497 shares at $30.57 on May 1, 2010; 86 shares at $29.08 on June 20, 2010; 95 shares at $27.06 on July 2, 2010; 84 shares at $27.98 on July 13, 2010; and 84 shares at $29.27 on October 5, 2010.

(5)	Represents the number of shares received upon vesting of RSAs on February 15, 2010, with the Value Realized on Vesting equal to the product of the number of RSAs and $25.00, which was the closing price of the Common Stock on that date.

PENSION PLANS

W. P. Carey & Co. LLC does not maintain a qualified deferred benefit plan and did not provide pension benefits to its NEOs for the fiscal year ended December 31, 2010.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the aggregate earnings and withdrawals in 2010 for the NEOs under our Deferred Compensation Plan. The Deferred Compensation Plan includes balances formerly held in our PEP Plans that were rolled over to the Deferred Compensation Plan at the election of the NEOs and converted to Rollover RSUs on June 15, 2009. The table reflects such deferrals of Rollover RSUs for all the NEOs except for Mr. Bond, who was an Independent Director until his appointment as Interim Chief Executive Officer on July 6, 2010 and as such did not participate in the PEP Plans. The Deferred Compensation Plan also allows participants to defer receipt of the Common Stock underlying awards of RSUs and PSUs granted under the LTIP as more fully described in “Compensation Discussion and Analysis” above. The table below reflects such deferrals for Messrs. Carey, DuGan, and Miller. Director RSUs are immediately vested but receipt of the underlying shares of Common Stock is required by the terms of the 2009 Non-Employee Director Plan to be deferred until the Director completes his or her service on the Board. The table below reflects such required deferral regarding the Director RSUs held by Mr. Bond, which were granted at various times during his service as an Independent Director prior to his appointment as Interim Chief Executive Officer on July 6, 2010.

	Aggregate Earnings	Aggregate	Aggregate Balance
	in Last Fiscal	Withdrawals/	at Last Fiscal Year
	Year(1)	Distributions(2)	End(3)
Name	($)	($)	($)

Wm. Polk Carey	119,568	(119,568)	1,612,624
Trevor P. Bond	8,913	(8,913)	165,368
Mark J. DeCesaris	12,055	(12,055)	162,583
Thomas E. Zacharias	56,163	(56,163)	757,468
John D. Miller	6,236	(6,236)	84,108
Gordon F. DuGan	197,339	(154,129)	2,704,738

(1)	The Aggregate Earnings in Last Fiscal Year column represents dividend equivalents earned on the deferred LTIP RSUs and/or the Rollover RSUs, as applicable (or, in the case of Mr. Bond, Director RSUs) during 2010.

(2)	The Aggregate Withdrawals/Distributions column represents dividend equivalents paid to the NEOs on the deferred LTIP RSUs and/or Rollover RSUs, as applicable (or, in the case of Mr. Bond, Director RSUs), paid during 2010.

(3)	The amounts shown represent the product of the number of the deferred LTIP RSUs and/or Rollover RSUs, as applicable (or, in the case of Mr. Bond, Director RSUs) and $31.29, the closing price of the underlying Common Stock on December 31, 2010.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

None of the NEOs as of December 31, 2010 had an employment, severance or change in control agreement with the Company that, in the event of termination of their employment or a change in control, which are collectively referred to below as termination events, would provide them with any right to a cash severance or incremental benefit.

Gordon F. DuGan resigned from all positions held at the Company on July 9, 2010. Mr. DuGan did not receive any severance or other termination payment upon the termination of his employment.

The following table sets forth the amounts each NEO as of December 31, 2010 would have received upon termination of employment with the Company on that date for each of the reasons detailed below. The amounts set forth in the table assume a termination event occurred on December 31, 2010 and that the value of the Common Stock was $31.29 per share, based on the closing price of the Common Stock on December 31, 2010. The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s separation and may differ from the amounts set forth in the tables below.

		Termination by the
		Company for	Involuntary	Change
Named Executive Officer	Death/Disability	Cause	Dismissal	in Control(5)	Retirement

Wm. Polk Carey
Options(1)	$0	$0	$0	$50,702	$0
RSUs(2)	1,151,503	0	0	1,151,503	0
PSUs(3)	1,727,208	0	1,727,208	5,181,624	1,727,208

TOTAL	$2,878,711	$0	$1,727,208	$6,383,830	$1,727,208
Trevor P. Bond
Director RSAs(4)	0	0	0	8,448	0

TOTAL	$8,448	$0	$0	$8,448	$0
Mark J. DeCesaris
Options(1)	$0	$0	$0	$31,875	$0
RSUs(2)	586,719	0	0	586,719	0
PSUs(3)	860,475	0	860,475	2,581,425	860,475

TOTAL	$1,479,069	$0	$860,475	$3,200,019	$860,475
Thomas E. Zacharias
Options(1)	$0	$0	$0	$47,473	$0
RSUs(2)	782,281	0	0	782,281	0
PSUs(3)	1,173,375	0	1,173,375	3,520,125	1,173,375

TOTAL	$1,975,531	$0	$1,173,375	$4,349,880	$1,173,375
John D. Miller
Options(1)	$0	$0	$0	$585	$0
RSUs(2)	156,481	0	0	156,481	0
PSUs(3)	234,675	0	234,675	704,025	234,675

TOTAL	$391,156	$0	$234,675	$861,091	$234,675

(1)	Upon termination of employment by reason of death or disability, options may be exercised to the extent exercisable upon termination (or, at the Compensation Committee’s discretion, the options may be exercised in full) for a period of six months from death or twelve months from termination by reason of disability, limited in each case by the expiration date of the options. The post-termination exercise periods may be extended by the Committee. Upon termination of employment for cause, as defined in the 1997 Share Incentive Plan and the 2009 Share Incentive Plan, options immediately terminate, except that the Committee can determine otherwise, limited in the 1997 Share Incentive Plan to providing a 30-day exercise period. Upon any other termination, unvested options are forfeited upon termination, and optionees have a 30-day period from termination to exercise vested options. However, options granted under the 1997 Share Incentive Plan in connection with the PEP Plan were vested upon grant and become exercisable in equal annual installments on the fifth through ninth anniversary of the grant date, and the options remain exercisable until ten years from the grant date, even if the optionee is no longer employed by the Company.

(2)	Upon termination of employment by reason of death or disability, RSUs (other than Rollover RSUs) become fully vested on the date of death or disability. In all other cases, unvested RSUs are forfeited upon termination. Rollover RSUs received in connection with the conversion of PEP units were fully vested upon issuance, but payout of the underlying shares was required to be deferred for a minimum of two years. Rollover RSUs are payable in accordance with the employees’ elections, except that Rollover RSUs are automatically payable upon a separation from service in the event that the employee has not yet attained age 55, subject in certain cases to a six month delay under applicable provisions of the Internal Revenue Code.

(3)	Each of the 1997 Share Incentive Plan and the 2009 Share Incentive Plan generally provides that PSUs automatically terminate upon a participant’s termination of service for any reason but that the Committee has the discretion to determine otherwise. Under the PSU award agreements approved by the Committee, if a participant’s employment terminates for any reason other than disability, involuntary dismissal, retirement or death prior to the conclusion of the performance period, the PSUs are forfeited, subject to the Committee’s discretion otherwise. In the case of a termination due to disability, involuntary dismissal, retirement or death, the participant (or beneficiary) is entitled to a pro rata portion of the award for the period of time worked, contingent upon satisfaction of the performance criteria at the end of the applicable three-year performance period. As a consequence of the contingent nature of the PSU awards, the value that may ultimately be received by the NEO is uncertain. However, the prorated values shown reflect the ultimate achievement of Target levels, which at the date of grant was the expected future payment, although actual values will range from zero, if the Threshold level is not achieved, to three times the values shown, if the Maximum level is reached. The numbers also do not indicate that the individual is eligible for retirement.

(4)	For Mr. Bond, reflects RSAs received while he was an Independent Director under the Non-Employee Director Incentive Plan. Director RSAs vest in equal annual installments over three years on the anniversary of the date of grant. Unvested RSAs are forfeited if the Director terminates service.

(5)	The terms of the Company’s outstanding equity awards provide that, in the event of a change of control, the portion of the award not already exercisable or vested becomes exercisable or vested, as the case may be, and for PSUs the awards vest at the Maximum Amount, which is three times the Target Amount.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company incorporates it by specific reference.

The Audit Committee of the Board of Directors reports as follows with respect to the audit of W. P. Carey & Co. LLC’s fiscal 2010 audited financial statements and management’s report of internal controls over financial reporting.

The audit functions of the Committee focus on the adequacy of W. P. Carey & Co. LLC’s internal controls and financial reporting procedures, the performance of W. P. Carey & Co. LLC’s internal audit function and the independence and performance of W. P. Carey & Co. LLC’s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP. The Committee meets periodically with management to consider the adequacy of internal controls and the objectivity of W. P. Carey & Co. LLC’s financial reporting. The Committee discusses these matters with appropriate internal financial personnel as well as its Independent Registered Public Accounting Firm. The Committee held four regularly scheduled quarterly meetings during 2010 and also met four additional times.

Management has primary responsibility for W. P. Carey & Co. LLC’s financial statements and management’s report of internal controls over financial reporting and the overall reporting process, including W. P. Carey & Co. LLC’s system of internal controls. The Independent Registered Public Accounting Firm audits the annual financial statements and the effectiveness of internal controls over financial reporting, expresses an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and discusses with the Committee any issues they believe should be raised with us. The Committee monitors these processes, relying without independent verification on the information provided to us and on the representations made by management.

The Committee has reviewed and discussed the audited financial statements and management’s report of internal controls over financial reporting with the management of W. P. Carey & Co. LLC. The Directors who serve on the Audit Committee are all “independent” as defined in the New York Stock Exchange Listing Standards and applicable rules of the Securities and Exchange Commission.

The Committee has discussed with the Company’s Independent Registered Public Accounting Firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Committee has received written disclosures and the letter from the Independent Registered Public Accounting Firm required by the applicable requirements of the PCAOB regarding the Independent Registered Public Accounting Firm’s communication with the Committee concerning independence and has discussed with the Independent Registered Public Accounting Firm their independence from W. P. Carey & Co. LLC. Based on review and discussions of the audited financial statements and management’s report on internal control over financial reporting of W. P. Carey & Co. LLC with management and discussions with the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit Committee:

Charles E. Parente, Chairman
Nathaniel S. Coolidge
Eberhard Faber, IV
Karsten von Köller

Financial Expert

The Board of Directors has determined that Charles E. Parente, who is an Independent Director and Chairman of the Audit Committee, is a “financial expert” as defined in Item 407 of Regulation S-K under the Exchange Act.

Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2010 and 2009

The following table sets forth the approximate aggregate fees billed to W. P. Carey & Co. LLC during fiscal years 2010 and 2009 by PricewaterhouseCoopers LLP, categorized in accordance with SEC definitions and rules:

	2010	2009

Audit Fees(1)	$929,272	$724,224
Audit-Related Fees(2)	0	0
Tax Fees(3)	744,757	663,170
All Other Fees	0	0

Total Fees	$1,674,029	$1,387,394

(1)	Audit Fees: This category consists of fees for professional services rendered for the audit of W. P. Carey & Co. LLC’s fiscal 2010 and 2009 financial statements included in the Company’s Annual Reports on Form 10-K (including services incurred with respect to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30, and September 30, 2010 and 2009, and other audit services including certain statutory audits and SEC registration statement review and the related issuance of comfort letters and consents.

(2)	Audit-Related Fees: This category consists of audit related services performed by PricewaterhouseCoopers LLP and includes services, if any, in connection with audits of the Company’s benefit plan.

(3)	Tax Fees: This category consists of fees billed to W. P. Carey & Co. LLC by PricewaterhouseCoopers LLP for tax compliance services and consultation in connection with transactions.

Pre-Approval Policies

The Audit Committee’s policy is to pre-approve audit and permissible non-audit services provided by the Company’s Independent Registered Public Accounting Firm. These services may include audit services, audit-

related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Independent Registered Public Accounting Firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. If a non-audit service is required before the Audit Committee’s next scheduled meeting, the Committee has delegated to its Chairman, Mr. Parente, the authority to approve such services on its behalf, provided that such action is reported to the Committee at its next meeting. Pursuant to these policies, the Audit Committee pre-approved all the services provided by the Independent Registered Public Accounting Firm in fiscal years 2010 and 2009 shown in the table above.

CORPORATE GOVERNANCE

Nominating Procedures

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify our Secretary or any member of the Nominating and Corporate Governance Committee in writing with the information and in the time period required by our By-Laws, which is set forth in more detail in “Shareholder Proposals and Other Communications” below.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request a search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee’s qualifications. As set forth in our Corporate Governance Guidelines, there are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks candidates who possess the background, skills, expertise, characteristics and time to make a significant contribution to the Board, W. P. Carey & Co. LLC and its shareholders. At least annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the Directors, as well as the overall composition of the Board.

The Committee also considers such other relevant factors as it deems appropriate, including the balance of management Directors and Independent Directors, the need for Audit Committee or other expertise, and the qualifications of other potential nominees. Although there is no specific policy regarding diversity, the Committee seeks to achieve diversification in the qualifications of nominees, such as business experience versus an academic background or expertise in different industries, professions, and geographic areas. In connection with its evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The nomination of each of the Nominees for election at the Annual Meeting who are not currently Directors was suggested by one of the members of the Board and reviewed by the Committee in accordance with these procedures.

Shareholder Proposals and Other Communications

Shareholder Proposals.  The date by which shareholder proposals must be received by W. P. Carey & Co. LLC for inclusion in proxy materials relating to the 2012 Annual Meeting of Shareholders is December 31, 2011 and must meet the other requirements of Rule 14a-8 under the Exchange Act.

In order for proposals submitted outside of Rule 14-a-8 to be considered at the 2012 Annual Meeting, shareholder proposals, including shareholder nominations for Director, must comply with the advance notice and eligibility requirements contained in W. P. Carey & Co. LLC’s By-Laws. The By-Laws provide that shareholders are required to give advance notice to W. P. Carey & Co. LLC of any business to be brought by a shareholder before an annual shareholders’ meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice thereof to the Secretary of W. P. Carey & Co. LLC. In order to be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, any shareholder proposals, including nominations for directors, submitted outside of Rule 14a-8 to be voted on at the 2012 Annual Meeting of Shareholders must be received by W. P. Carey & Co. LLC not earlier than February 16, 2012 and not later than March 18, 2012, being, respectively, 120 and 90 days prior to June 16, 2012, which is the first anniversary of the Annual Meeting. However, in the event that the date of the Annual Meeting of Shareholders in 2012 is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such changed annual meeting date and not later than the close of business on the later of the 90th day prior to such changed annual meeting date or the tenth day following the day on which public announcement of the date of such meeting is first made.

The notice must set forth:

•	as to each person whom the shareholder proposes to nominate for election or reelection as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected);

•	as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such shareholder, as they may appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of Common Stock that are owned beneficially and of record by such shareholder and such beneficial owner.

A copy of the Company’s By-Laws is available upon request. Such requests and any shareholder proposals should be sent to Susan C. Hyde, Secretary, W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020. These procedures apply to any matter that a shareholder wishes to raise at any annual meeting, including those matters raised other than pursuant to Rule 14a-8. A shareholder proposal that does not meet the above requirements will be considered untimely, and any proxy solicited by W. P. Carey & Co. LLC may confer discretionary authority to vote on such proposal.

Communication with the Board.  Shareholders and other interested persons who wish to send communications on any topic to the Board, the Lead Director, or the Independent Directors as a group may do so by writing to the Lead Director, W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020. The Nominating and Corporate Governance Committee has approved a process for handling communications to the Board in which the

Secretary, Susan C. Hyde, monitors communications and provides copies or summaries of such communications to the Directors as she considers appropriate. The Board will give appropriate attention to written communications that are submitted and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Ms. Hyde is responsible for monitoring communications and for providing copies or summaries of such communications to the Directors as she considers appropriate.

Director Independence

As part of the Company’s corporate governance practices, the Board has adopted Corporate Governance Guidelines, which among other things established rules regarding the independence of directors. The Guidelines meet or exceed the Listing Standards adopted by the New York Stock Exchange. The Guidelines, which include the Company’s definition of Independent Director, can be found in the “Investor Relations” section of W. P. Carey & Co. LLC’s website (www.wpcarey.com).

Pursuant to the Guidelines, the Board undertook its annual review of Director independence in March 2011. During this review, the Board considered transactions and relationships between each Director and nominee or any member of his or her immediate family and W. P. Carey & Co. LLC and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between Directors and nominees or their affiliates and members of our senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.

The New York Stock Exchange also requires that the Board of Directors determine whether a Director is “independent” for purposes of the Exchange’s Listing Standards. The Nominating and Corporate Governance Committee has asked each Director and nominee to specify in writing the nature of any relevant relationships such individual may have with the Company, including, but not limited to, any relationships that would specifically preclude a finding of “independence” under the Listing Standards. Upon review of these disclosures, the Board has affirmatively determined that none of the Directors or nominees noted as “independent” in this Proxy Statement has a material relationship with W. P. Carey & Co. LLC that would interfere with his independence from the Company and its Management.

As a result of the Board’s annual review, the Board has affirmatively determined that Directors Coolidge, Faber, Griswold, Klein, Mittelstaedt, Parente, von Köller, and Winssinger, as well as Director Nominees Hansing, Marston, and van Ommen, are independent of the Company and its Management under the standards set forth in the Company’s Corporate Governance Guidelines and the New York Stock Exchange Listing Standards and for the purpose of serving on the Audit Committee, where applicable. Messrs. Wm. Polk Carey, Francis Carey and Bond are considered affiliated Directors because of their relationship to, or current and/or former employment as senior executives of, W. P. Carey & Co. LLC and its affiliates.

Code of Ethics

The Board of Directors has also adopted a Code of Business Conduct and Ethics (“Code”), which sets forth the standards of business conduct and ethics applicable to all of our employees, including our Executive Officers and Directors. This Code is available on the Company’s website (www.wpcarey.com) in the “Investor Relations” section. W. P. Carey & Co. LLC also intends to post amendments to or waivers from the Code (to the extent applicable to our principal executive officer, principal financial officer and principal accounting officer) at this location on the website. Director Francis J. Carey, our former Vice Chairman, has been appointed the Company’s Chief Ethics Officer.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Related Party Transactions.  The Executive Officers and Directors are committed to upholding the highest legal and ethical conduct in fulfilling their responsibilities and recognize that related party transactions can present a heightened risk of potential or actual conflicts of interest. Employees, officers and Directors have an obligation to act in the best interest of the Company and to put such interests at all times ahead of their own personal interests. In addition, all employees, officers and Directors of the Company should seek to avoid any action or interest that conflicts with or gives the appearance of a conflict with the Company’s interests. According to the Code, a conflict of interest occurs when a person’s private economic or other interest conflicts with, is reasonably expected to conflict with, or may give the appearance of conflicting with, any interest of the Company. The following conflicts of interest are prohibited, and employees, officers and Directors of W. P. Carey & Co. LLC must take all reasonable steps to detect, prevent, and eliminate such conflicts:

•	Working in any capacity — including service on a Board of Directors or trustees, or on a committee thereof — for a competitor while employed by the Company.

•	Competing with the Company for the purchase, sale or financing of property, services or other interests.

•	Soliciting or accepting any personal benefit from a third party (including any competitor, customer or service provider) in exchange for any benefit from the Company. (Applicable Company policies may permit the acceptance of gifts and entertainment from third parties, subject to certain limitations.)

Individuals are expected to adhere to these policies where applicable and in general to limit acceptance of benefits to those that are reasonable and customary in a business environment and that are not reasonably likely to improperly influence the individual. Other conflicts of interest, while not prohibited in all cases, may be harmful to the Company and therefore must be disclosed in accordance with the Code. The Chief Ethics Officer of the Company has primary authority and responsibility for the administration of the Code subject to the oversight of the Nominating and Corporate Governance Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee.

Transactions with Managed Funds.  Through a wholly-owned subsidiary, W. P. Carey & Co. LLC earns revenue as the advisor to the CPA® REITs. Under advisory agreements that the Company has with each of the CPA® REITs, the Company performs services and earns asset management revenue related to the day-to-day management of the CPA® REITs and provides transaction-related services and earns structuring revenue in connection with structuring and negotiating investments and any related financing on their behalf. In addition, the Company provides further services and earns revenue when each CPA® REIT is liquidated. The Company is also reimbursed for certain costs incurred in providing services, including broker-dealer commissions paid on behalf of the CPA® REITs, marketing costs and the cost of personnel provided for the administration of the CPA® REITs. As a result of electing to receive certain payments for services in shares, the Company also holds ownership interests in the CPA® REITs. For the year ended December 31, 2010, total asset-based revenue earned was approximately $76.2 million, while reimbursed costs totaled approximately $60.0 million. In 2010, for CPA®:14, CPA®:15 and CPA®:16 — Global, the Company elected to receive all asset management revenue in cash, while for CPA®:17 — Global, the Company elected to receive asset management revenue in restricted shares of its common stock; for CPA®:16 — Global, the Company elected to receive all performance revenue in shares of its common stock, while for both CPA®:14 and CPA®:15, the Company elected to receive 80% of performance revenue in restricted shares of their common stock and 20% in cash.

In connection with structuring and negotiating investments and any related financing for the CPA® REITs, the advisory agreements provide for structuring revenue based on the cost of investments. A portion of this revenue is paid when the transaction is completed while the remainder is payable in equal annual installments, subject to the relevant CPA® REIT meeting its performance criterion. The Company may be entitled to loan refinancing revenue in connection with structuring and negotiating investments. This loan refinancing revenue, together with the acquisition revenue, is referred to as structuring revenue. The Company earned structuring revenue of approximately $44.5 million for the year ended December 31, 2010. In addition, the Company may also earn revenue related to the disposition of properties, subject to subordination provisions, and will only recognize such revenue as such provisions are achieved.

The CPA® REITs also reimburse the Company for certain costs, primarily broker-dealer commissions paid on behalf of the CPA® REITs and marketing and personnel costs. In addition, under the terms of a sales agency agreement between the Company’s wholly-owned broker-dealer subsidiary and CPA®:17 — Global, the Company earns a selling commission of up to $0.65 per share sold, selected dealer revenue of up to $0.20 per share sold and/or wholesaling revenue for selected dealers or investment advisors of up to $0.15 per share sold. The Company re-

allows all or a portion of the selling commissions to selected dealers participating in CPA®:17 — Global’s offering and may re-allow up to the full selected dealer revenue to selected dealers. If needed, the Company will use any retained portion of the selected dealer revenue together with the wholesaling revenue to cover other underwriting costs incurred in connection with CPA®:17 — Global’s offering. Total underwriting compensation earned in connection with CPA®:17 — Global’s offering, including selling commissions, selected dealer revenue, wholesaling revenue and reimbursements made by the Company to selected dealers, cannot exceed the limitations prescribed by the Financial Industry Regulatory Authority. The limit on underwriting compensation is currently 10% of gross offering proceeds. The Company may also be reimbursed up to an additional 0.5% of the gross offering proceeds for bona fide due diligence expenses.

Proposed Merger of Affiliates.  On December 13, 2010, CPA®:14 and CPA®:16 — Global entered into a definitive agreement pursuant to which CPA®:14 will merge with and into a subsidiary of CPA®:16 — Global, the “Proposed Merger,” subject to the approval of the stockholders of CPA®:14 and other closing conditions. On April 26, 2011, CPA®:14’s stockholders approved the Proposed Merger.

In connection with the Proposed Merger, the Company has agreed to purchase three properties from CPA®:14, in which the Company already has a joint venture interest, for an aggregate purchase price of $32.1 million, plus the assumption of approximately $64.7 million of indebtedness. These properties all have remaining lease terms of less than eight years, which are shorter than the average lease term of CPA®:16 — Global’s portfolio of properties. Consequently, CPA®:16 — Global required that these assets be sold by CPA®:14 prior to the Proposed Merger.

If the Proposed Merger is consummated, the Company expects to earn revenues of $31.2 million in connection with the termination of the advisory agreements with CPA®:14 and $21.3 million of subordinated disposition revenues. The Company currently expects to receive its termination fee in shares of CPA®:14, which will then be exchanged into shares of CPA®:16 — Global in order to facilitate this transaction. In addition, based on the Company’s ownership of 8,018,456 shares of CPA®:14 at December 31, 2010, it will receive approximately $8.0 million as a result of a $1.00 per share special cash distribution to be paid by CPA®:14 to its stockholders, in part from the proceeds of the CPA®:14 Asset Sales, immediately prior to the Proposed Merger, as described below. The Company has agreed to elect to receive stock of CPA®:16 — Global in respect of its shares of CPA®:14 if the Proposed Merger is consummated. Carey Asset Management, the Company’s subsidiary that acts as the advisor to the CPA® REITs, has also agreed to waive any acquisition fees payable by CPA®:16 — Global under its advisory agreement with Carey Asset Management in respect of the properties being acquired in the Proposed Merger and has also agreed to waive any disposition fees that may subsequently be payable by CPA®:16 — Global upon a sale of such assets.

In the Proposed Merger, CPA®:14 stockholders will be entitled to receive $11.50 per share, which is equal to the estimated net asset value of CPA®:14 as of September 30, 2010. This Merger Consideration will be paid to stockholders of CPA®:14, at their election, in either cash or a combination of the $1.00 per share special cash distribution and 1.1932 shares of CPA®:16 — Global common stock, which equates to $10.50 based on the $8.80 per share NAV of CPA®:16 - Global as of September 30, 2010. The Company computed these net asset values internally, relying in part upon a third-party valuation of each company’s real estate portfolio and indebtedness as of September 30, 2010. If the cash on hand and available to CPA®:14 and CPA®:16 — Global, including the proceeds of the CPA®:14 Asset Sales and a new $300.0 million senior credit facility of CPA®:16 — Global, is not sufficient to enable CPA®:16 — Global to fulfill cash elections in the Proposed Merger by CPA®:14 stockholders the Company has agreed to purchase a sufficient number of shares of CPA®:16 — Global stock from CPA®:16 — Global to enable it to pay such amounts to CPA®:14 stockholders.

Advisory Agreement with Carey Watermark.  Effective September 15, 2010, the Company entered into an advisory agreement with CWI, to perform certain services, including managing CWI’s offering and its overall business, identification, evaluation, negotiation, purchase and disposition of lodging-related properties and the performance of certain administrative duties. A registration statement to sell up to $1.0 billion of common stock of CWI was declared effective by the SEC in September 2010. The Company is currently fundraising for CWI; however, as of December 31, 2010, CWI had no investments or significant operating activity. Costs incurred on behalf of CWI totaled $3.4 million through December 31, 2010. The Company anticipates being reimbursed for all or a portion of these costs in accordance with the terms of the advisory agreement.

Livho, Inc.  In connection with the consolidation of the nine CPA® partnerships in 1998, the Company obtained a hotel in Livonia, Michigan, which was not subject to a lease. The Company would be taxed as a corporation if it received more than a small percentage of its income from the operation of a hotel. In order to avoid taxation as a corporation, the Company in 1998 leased the hotel to Livho Inc., a corporation wholly-owned by Director Francis J. Carey, its chairman, pursuant to a two-year lease, which was subsequently modified and extended. The Company consolidates the accounts of Livho in its consolidated financial statements in accordance with current accounting guidance for consolidation of variable interest entities because Livho is a variable interest entity, of which it is the primary beneficiary. Livho’s contractual base rent for 2010 was approximately $1.8 million; however, no rent was paid for the year because its operations did not generate sufficient revenue, and the shortfall was added to existing rent arrearages owed to the Company. Director Francis J. Carey, as sole shareholder, did not receive a dividend payment from Livho, as excess cash flow was applied to the rental arrearages.

Reginald H. Winssinger Investments.  Members of the family of Director Reginald H. Winssinger are co-investors with the Company in one of the Company’s properties in France. Specifically, in December 2001 Mr. Winssinger’s family members and business partners purchased, at the time of and on the same terms as the purchase of the properties by the Company, a 15% aggregate ownership interest in the property leased to Bouyges Telecom SA in Illkirch, France for an original equity investment of approximately $0.5 million. These ownership interests are subject to substantially the same terms as all other ownership interests in the subsidiary company.

Other Transactions.  The Company owns interests in entities ranging from 5% to 95%, including jointly-controlled tenant-in-common interests in properties, with the remaining interests generally held by affiliates, including the CPA® REITs, and owns common stock in each of the CPA® REITs. The Company is the general partner in a limited partnership (which it consolidates for financial statement purposes) that leases its home office space and participates in an agreement with certain affiliates, including the CPA® REITs, for the purpose of leasing office space used for the administration of its operations, the operations of its affiliates and for sharing the associated costs. During the year ended December 31, 2010, the Company recorded income from noncontrolling interest partners of approximately $2.4 million related to reimbursements from these affiliates. As of December 31, 2010, the average estimated minimum lease payments on the office lease, inclusive of noncontrolling interests, approximates $3.0 million annually through 2016.

Included in accounts payable, accrued expenses and other liabilities in the Company’s consolidated balance sheet at December 31, 2010 are amounts due to affiliates totaling approximately $0.9 million. Included in the calculation of total assets on the Company’s consolidated balance sheet at December 31, 2010 are amounts due from affiliates totaling approximately $38.8 million.

An officer of the Company owns a redeemable noncontrolling interest in WPCI, the subsidiary company that structures net lease transactions on behalf of the CPA® REITs outside of the U.S., as well as certain related entities. The Company has an obligation to repurchase the interest from that officer, subject to certain conditions. The Company valued the redeemably noncontrolling interest at approximately $7.5 million at December 31, 2010.

In January 2011, the Company made a $90.0 million loan to CPA®:17 — Global to fund acquisitions that were closed within the first two weeks of the year. The principal and accrued interest thereon at 1.15% per annum were paid in full to the Company in April 2011.

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The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees

01 Wm. Polk Carey	02 Francis J. Carey	03 Trevor P. Bond	04 Nathaniel S. Coolidge	05 Eberhard Faber, IV
06 Benjamin H. Griswold IV	07 Lawrence R. Klein	08 Karsten von Koller	09 Robert E. Mittelstaedt	10 Charles E. Parente
11 Reginald Winssinger	12 Axel K.A. Hansing	13 Richard C. Marston	14 Nick J.M. van Ommen

The Board of Directors recommends you vote FOR proposals 2. and 3.			For	Against	Abstain

2.	Ratification of Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2011.		☐	☐	☐

3	To approve the advisory resolution on executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:		1 year	2 years	3 years	Abstain

4	To approve holding an advisory vote on executive compensation every one, two or three years, as indicated.	☐	☐	☐	☐

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Form 10-K, Corporate Information 2011 is/are available at www.proxyvote.com.

W. P. CAREY & CO. LLC
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS JUNE 16, 2011

The shareholder(s) hereby appoint(s) Thomas E. Zacharias and Mark J. DeCesaris, and each of them, with full power of substitution, as proxy to vote all listed shares of W. P. Carey & Co. LLC that the shareholder(s) is/are entitled to vote at the 2011 Annual Meeting of Shareholders of W. P. Carey & Co. LLC to be held at TheTimesCenter, 242 West 41st Street, New York, NY on Thursday, June 16, 2011 at 4:00 p.m., and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
Continued and to be signed on reverse side